   As filed with the Securities and Exchange Commission on October 24, 1997
                                                     Registration No. 333-_____
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                             ---------------------
                             PMCC FINANCIAL CORP.
              (Exact name of Issuer as specified in its charter)

         Delaware                               6162                                       [ ]
(State or other jurisdiction of      (Primary Standard Industrial                    (I.R.S. Employer
 incorporation or organization)        Classification Number)                    Identification Number)

                              66 Powerhouse Road
                        Roslyn Heights, New York 11577
                                   New York
                                (516) 625-3000
              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ---------------------
                                Ronald Friedman
                            Chief Executive Officer
                              66 Powerhouse Road
                        Roslyn Heights, New York 11577
                                (516) 625-3000
                             (516) 625-0215 - fax
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ---------------------
                                  Copies to:
  Norman M. Friedland, Esq.                         Robert Steven Brown, Esq.
   David M. Kastin, Esq.                              John C. Doherty, Esq.
   Ruskin, Moscou, Evans                         Brock Fensterstock Silverstein
    & Faltischek, P.C.                                McAuliffe & Wade LLC
    170 Old Country Road                                One Citicorp Center
   Mineola, New York 11501                                 56th Floor
      (516) 663-6600                                 New York, New York 10022
     (516) 663-6641 (fax)                                  (212) 371-2000
                                                         (212) 371-5500 (fax)
                             ---------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ---------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
===============================================================================

                                                CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                   Proposed              Proposed
                                             Number of             Maximum               Maximum
 Title of each Class of Securities to        Shares to       Offering Price per    Aggregate Offering        Amount of
            be Registered                  be Registered           Share(1)              Price(1)         Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value .........       1,437,500             ($8.00              $11,500,000           $3,484.85
-----------------------------------------------------------------------------------------------------------------------------
Representative's Warrants, each to
 purchase one share of Common
 Stock, $.01 par value ...............         125,000 (3)          $.001              $       125           $     .04
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (4)               125,000              $9.60              $ 1,200,000           $  363.64
-----------------------------------------------------------------------------------------------------------------------------
Total   ..............................              --                  --             $12,700,125           $3,848.53
=============================================================================================================================

(1)  Estimated solely for purposes of calculating the registration fee.

(2) Includes 187,500 shares issuable solely to cover over-allotment options, if any.

(3)  To be acquired by the Representative.

(4)  Issuable upon exercise of the Underwriter's Warrants.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject To Completion, Dated October 24, 1997
PROSPECTUS

                                    [LOGO]

                       1,250,000 Shares of Common Stock

     PMCC Financial Corp. (the "Company") hereby offers (the "Offering") 1,250,000 shares (the "Shares") of its common stock, par value $.01 per share (the "Common Stock"). See "Underwriting" for the factors considered in determining the initial public offering price of the Shares.

     Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop, or if developed, that it will be sustained. The Company has made an application to list the Common Stock on the American Stock Exchange ("AMEX") under the symbol
"   ." It is currently anticipated that the initial offering price of the Common
Stock will be $8.00 per share.
                               ----------------
The Common Stock offered hereby involves a high degree of risk. See "Risk
                        Factors" commencing on page 7.
                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
   MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

===============================================================================
                            Price           Underwriting
                             to            Discounts and        Proceeds to
                           Public          Commissions(1)      Company(2)(3)
--------------------------------------------------------------------------------
Per Share  .............   $                 $                  $
--------------------------------------------------------------------------------
Total (3)  .............   $                 $                  $
===============================================================================
(1) Does not include additional consideration to be received by Coleman and Company Securities, Inc., as the representative (the "Representative") of the several underwriters (the "Underwriters"), including (i) a 3% non-accountable expense allowance, and (ii) warrants to purchase an aggregate of 125,000 shares of Common Stock (the "Representative's Warrants"). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated to be $________ ($__________ if the Underwriters' Over-Allotment Option is exercised in full). See "Underwriting."

(3) The Company has granted to the Underwriters an option to purchase up to an additional 187,500 shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to the Company will be $_____, $_____ and $_____, respectively. See "Underwriting."
                               ----------------
     The Shares are being offered by the several Underwriters subject to prior sale, when, as, and if delivered to, and accepted by, the Underwriters, subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates representing the shares will be made at the offices of the Representative in New York, New York, on or about ________________, 1997.

                     COLEMAN AND COMPANY SECURITIES, INC.
               The date of this Prospectus is _____________, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION THEREIN MAINTAIN BY THE UNDERWRITERS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company intends to furnish to its stockholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                             ---------------------

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated herein, the information in this Prospectus does not give effect to (i) the Representative's Warrants or the exercise thereof; (ii) the Underwriters' over-allotment option or the exercise thereof; (iii) up to 375,000 shares of Common Stock reserved for issuance upon the exercise of options which may be granted pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan"), none of which have been granted to date; and (iv) 375,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's Premier Option Plan (the "Premier Plan"). Except as otherwise indicated, the information herein reflects the consummation of the Exchange (as hereinafter defined). As used herein, the term "year" or "fiscal year" refers to the Company's fiscal year ending December 31. As used herein, the term "Company" refers to PMCC Financial Corp., a Delaware corporation, its wholly-owned subsidiary, Premier Mortgage Corp., a New Jersey corporation ("Premier"), the subsidiaries of Premier, and the predecessors of the foregoing.

     This Prospectus contains certain forward-looking statements that involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors."


                                  The Company

     PMCC Financial Corp. is a specialty consumer financial services company providing a broad array of residential mortgage products to customers ranging from prime credit borrowers seeking "conventional" or FHA/VA loans, to persons who cannot so qualify, i.e., so-called "B," "C" and "D" or "sub-prime" credit borrowers seeking "non-conventional" loans. Since mid-1996, the Company has expanded and diversified its mortgage banking activities by establishing a program to provide short-term financing for residential (one to four family) rehabilitation properties, opening a fully-staffed wholesale division and significantly increasing its "B," "C" and "D" mortgage originations.

     The Company's primary business objectives are to continue to offer a full range of mortgage products to all types of borrowers and to generate positive cash flow by selling substantially all originated loans for cash to institutional investors, usually without recourse, within a short period after such loans are originated, thereby reducing exposure to interest rate and credit risks.

     The Company has experienced significant growth in recent years, originating $47 million in mortgage loans in 1994, $71 million in mortgage loans in 1995, $133 million in mortgage loans in 1996 and $110 million in mortgage loans in the six months ended June 30, 1997. For the six months ended June 30, 1997, sub-prime loans originated by the Company accounted for 13% of its total mortgage originations. For its fiscal years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, the Company had revenues of $3.4 million, $7.2 million and $5.6 million, respectively, and net income of $196,000, $1.03 million and $991,000, respectively.

     The Company originates residential first mortgages in New York and New Jersey by a staff of 27 experienced retail loan officers (as of June 30, 1997) who obtain customers through referrals from local real estate agents, builders, accountants, financial planners and attorneys, as well as from direct customer contact via advertising, direct mail and promotional materials. The Company's wholesale division originates mortgage loans through independent mortgage bankers and brokers, who submit applications to the Company on behalf of a borrower. For the six months ended June 30, 1997, approximately 68% of the Company's mortgage originations were derived from its retail mortgage operations and approximately 32% from its wholesale operations.

     The Company's revenues are primarily generated from the fees it charges on the origination of mortgage loans, from the premium it receives on the sale of mortgage loans it originates, and from interest earned during the period the Company holds the mortgage loan for sale. The Company's mortgage loans, together with servicing rights to these mortgages, are sold usually without recourse to institutional investors, in each case within approximately 7 to 30 days of the date of origination of the mortgage. In general, when the Company establishes an interest rate at the origination of a mortgage loan, it attempts to contemporaneously lock in an interest yield to the institutional investor purchasing that loan from the Company. By quickly selling these mortgage loans, usually on a non-recourse basis, the Company limits its exposure to interest rate fluctuations and credit risks. Furthermore, by selling its mortgage loans on a "servicing-released" basis, the Company avoids the administrative and collection expenses of managing and servicing a loan portfolio.

     The Company also generates revenue by charging fees to provide short-term financing for the purchase, rehabilitation and resale of vacant one-to-four family residences in New York City and Long Island, New York. The Company conducts this activity in combination with several independent real estate agencies who specialize in the rehabilitation and marketing of these properties. From the commencement of this activity on September 1, 1996 through December 31, 1996, the Company completed 35 transactions accounting for approximately $284,000 of revenue. During the first six months of 1997, the Company completed 60 such transactions, accounting for approximately $553,000 of revenue. At June 30, 1997, the Company had 113 properties in various stages of rehabilitation.

     The growth of the Company's mortgage lending to "B," "C" and "D" credit borrowers reflects the establishment, in April 1997, of the Company's sub-prime lending division with experienced personnel, increased customer demand for sub-prime mortgage products and the availability of capital to the Company for these mortgage banking products. In most cases, "B," "C" and "D" credit borrowers have substantial equity in their residences and while some of these sub-prime customers have impaired credit, such customers also include individuals who seek an expedited mortgage process, and persons who are self-employed or, due to other circumstances, have difficulty verifying their income. The Company believes that the demand for loans by "B," "C" and "D" credit customers is less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending. The Company's sub-prime mortgage lending activity is subject to certain risks, including risks related to the significant growth in the number of sub-prime lenders in recent years, risks related to certain potential competition (see "Risk Factors -- Competition"), and risks related to the industry's focus on credit impaired borrowers (see "Risk Factors -- Risks of Mortgage Lending to Sub-Prime Borrowers").

     The Company's growth strategy includes the following elements:

   o increase the Company's "B," "C" and "D" mortgage originations through recruitment of experienced salespersons and acquire mortgage brokers or mortgage banks in the Northeast that specialize in mortgage products for this target market;

   o increase the Company's wholesale mortgage origination business in New York and expand into other states;

   o expand the Company's retail mortgage origination business into Connecticut, Pennsylvania, Florida and Maryland;

   o expand the Company's residential rehabilitation financing activities outside of New York City and Long Island New York; and

   o recruit additional key personnel.

     The Company was incorporated in the State of Delaware in October, 1997. The Company's wholly-owned mortgage banking subsidiary, Premier Mortgage Co., was incorporated in New Jersey in 1989, and received its mortgage banking licenses in New Jersey in 1991 and in New York in 1994. The Company's principal executive office is located at 66 Powerhouse Road, Roslyn Heights, New York 11577 and its telephone number is (516) 625-3000.

                                 The Offering

Common Stock offered by the
 Company  .......................     1,250,000 shares

Common Stock outstanding prior
 to the Offering   ..............     2,500,000 shares

Common Stock to be outstanding
 after the Offering   ...........     3,750,000 shares

Use of Proceeds    ..............   Geographic expansion of mortgage banking
                                    operations in the Northeast/mid-Atlantic region and Florida; expansion of residential rehabilitation financing activities; upgrade of information systems; Subchapter S corporation distributions to pay shareholder taxes;
                                    repayment of debt; and general working
                                    capital purposes.

Proposed AMEX Symbol  ...........   ________

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      ($ in thousands, except share data)

                                                                                                                Six Months
                                                               Year Ended December 31,                        Ended June 30
                                               --------------------------------------------------------   ----------------------
                                                 1992       1993       1994       1995         1996         1996        1997
                                               --------   --------   --------   --------   ------------   --------   -----------
Statement of Operations Data:   ............
  Revenue  .................................    $1,076     $1,464     $1,187     $3,400    $7,154          $2,828    $5,612
  Net income  ..............................       231        303         62        196     1,034             331       991
  Provision for pro forma income
    taxes (1)    ...........................        91        124         18         74       435             139       401
  Pro forma net income .....................    $  140     $  179     $   44     $  122    $  598          $  192    $  590
  Pro forma net income per share (2)  ......                                               $ 0.24                    $ 0.23
  Pro forma weighted average number
    of common shares and share
    equivalents outstanding  ...............                                            2,500,000                 2,547,134

                                                                                                 Six Months Ended
                                                               Year Ended December 31,               June 30,
                                                          ----------------------------------   ---------------------
                                                            1994        1995         1996        1996        1997
                                                          ---------   ---------   ----------   ---------   ---------
Operating Data:
Mortgage loans originated
  Conventional (prime credit) (3) .....................    $46,700     $51,300     $ 75,400     $33,200     $ 66,700
  FHA/VA  .............................................         --      19,400       57,700      23,300       28,500
  Sub-Prime (B, C, D credit) (3)  .....................         --          --           --          --       14,500
                                                           --------    --------    ---------    --------    ---------
  Total dollar amount of loans originated  ............    $46,700     $70,700     $133,100     $56,500     $109,700
                                                           ========    ========    =========    ========    =========
  Total number of loans originated   ..................        273         470          890         380          738
  Average principal balance per loan originated  ......    $   171     $   150     $    150     $   149     $    149

                                                              At December 31,                        At June 30, 1997
                                               ---------------------------------------------  -------------------------------
                                                                                                                       Pro
                                                                                                                      Forma
                                                                                                            Pro        as
                                                                                                           Forma     Adjusted
                                                1992    1993     1994      1995      1996      Actual       (1)        (4)
                                               ------  ------  --------  --------  ---------  ---------  ---------  ---------
Balance Sheet Data:
Mortgage loans held for sale, net   .........     --    $ 32    $  582    $6,894    $12,713    $33,766    $33,766    $33,766
Real estate held for sale, net   ............     --      --        --        --      3,246     10,155     10,155     10,155
Total assets   ..............................   $473     574     1,098     8,232     17,153     45,708     45,708     52,896
Borrowings under Warehouse Facility .........     --      --       557     6,476     13,923     39,364     39,364     39,364
Amount due to affiliates and shareholder  ...     --       9         8       465      1,037      3,006      3,006      2,713
Total liabilities ...........................     68      69       633     7,117     15,258     42,939     44,008     42,796
Shareholders' equity ........................    405     505       465     1,114      1,878      2,769      1,700     10,100

------------
(1) Prior to the Exchange, Premier was treated as an S corporation for federal and state income tax purposes. See "Reorganization and Termination of S Corporation Status." The pro forma presentation for statement of operations data reflects the provision for income taxes as if Premier had always been a C corporation at assumed effective tax rates ranging from 29% to 42%. The pro forma presentation for balance sheet data reflects the deferred tax liability and the distribution payable to be recorded as of the date of the termination of the S corporation status.

(2) Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares and share equivalents outstanding.

(3) For the years 1994, 1995 and 1996 the Company estimates that the sub-prime loans accounted for less than 5% of the Company's total originations for those years and are included in conventional loans for those years.

(4) Adjusted to give effect to the sale by the Company of the Shares at an assumed initial public offering price of $8.00 per share.

                                 RISK FACTORS

     An investment in the Shares offered hereby is speculative and involves a high degree of risk. Prospective investors should carefully consider the following risk factors relating to the business of the Company and this Offering, together with the information and financial data set forth elsewhere in this Prospectus, before investing in the Common Stock. Prospective investors should note that this Prospectus contains certain "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements containing the words "believes," "anticipates," "expects," "intends," "should," "seeks to" and similar words. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, the risk factors set forth in this Prospectus. The accompanying information contained in this Prospectus identifies certain important factors that could cause such differences.


History of Operations

     The Company commenced mortgage lending operations in March 1991 and, since 1994, has experienced substantial growth in mortgage loan originations and total revenues. For the fiscal years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, mortgage loan originations were approximately $47 million, $71 million, $133 million and $110 million, respectively, and total revenues were approximately $1.2 million, $3.4 million, $7.2 million and $5.6 million, respectively. In addition, the Company recently commenced its lending operations to sub-prime borrowers. Accordingly, prospective investors have only a limited operating history by which to judge the Company and its future prospects. The future prospects of the Company must also be considered in light of the problems, expenses, difficulties, risks and complications frequently encountered in connection with similarly situated companies. In addition, the Company's future plans are subject to known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance suggested herein. There can be no assurance that future revenues of the Company will increase or that the Company will continue to be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Risk Associated With Growth Strategy

     The Company has grown significantly since it was organized in 1991. In the fourth quarter of 1995, the Company became licensed in and opened its office in New York. In addition, since April 1997, the Company has significantly increased originations of "B," "C" and "D" mortgage loans. However, no assurance can be given that the Company can maintain this growth rate. The Company's growth strategy for the foreseeable future is based primarily upon the expansion of the business of its "B," "C" and "D" credit division and wholesale loan division, and expansion of its business into new markets. There can be no assurance that the Company will achieve its expansion in a timely and cost-effective manner or, if achieved, that the expansion will result in profitable operations. The failure of the Company to implement its planned geographic expansion may have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     The Company's growth strategy, whether or not successful, is expected to place a significant strain on its limited managerial, operational and financial resources. The Company intends to expand its operational and financial systems and attract and retain experienced personnel. The Company faces competition for such personnel from other financial institutions and more established organizations, many of which have significantly larger operations and greater financial, marketing, human and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. In the event that the Company is not successful in attracting and retaining such personnel, the Company's business, prospects, financial condition, and results of operations will be materially adversely affected. The failure to manage growth effectively and to integrate new executives and other skilled personnel may adversely affect the Company's business, prospects, financial condition and results of operations. See "Business -- Business Strategy."

Dependence on Warehouse Financing Sources

     The Company has funded substantially all of its mortgage banking and residential rehabilitation financing activities through fundings described below, consisting of a collateralized borrowing agreement (the "Borrowing Agreement") and a short-term mortgage purchase agreement (the "Gestation Agreement", together with the Borrowing Agreement, the "Warehouse Facility."). Its ability to continue to originate mortgage loans and provide residential rehabilitation financings is dependent on continued fundings on acceptable terms.

     The Company's existing collateralized Borrowing Agreement with two commercial banks commenced in July 1997, and was amended on September 30, 1997 to allow the Company to borrow up to $50 million to finance its mortgage banking operations. These borrowings are repaid with the proceeds received by the Company from the sale of its originated loans to institutional investors or, in the case of residential rehabilitation financing activities, from the proceeds from the sale of the properties. The Company is required to comply with certain financial covenants and the borrowings are guaranteed by both Ronald Friedman and Robert Friedman. As of September 30, 1997, total borrowings outstanding under the collateralized Borrowing Agreement were $26 million. The Company's collateralized Borrowing Agreement with these two banks expires on May 31, 1998, and is terminable by the banks at any time without cause, upon sixty (60) days notice to the Company.

     Since August 1996, one of the commercial banks that provides the collateralized Borrowing Agreement has supplemented this lending facility through a short-term mortgage purchase agreement (the "Gestation Agreement"), which for financial reporting is characterized by the Company as a borrowing transaction. The Gestation Agreement provides the Company up to $20 million of additional funds for loan originations through the Company's sale to this bank of originated mortgage loans previously funded under the Borrowing Agreement and committed to be sold to institutional investors. Under the Gestation Agreement the Company is required to arrange for institutional investors to take delivery of the loans, generally within 20 days of their sale to the bank, otherwise it is required to repurchase the loan. As of September 30, 1997, total fundings under this Gestation Agreement were $20 million. The bank has discretion as to the amounts of loan purchases it is willing to make and the Gestation Agreement is terminable by the bank at any time.

     Any failure to renew or obtain adequate funding under the Company's Warehouse Facility, or any substantial reduction in the size of or increase in the cost of such facilities, or the termination thereof, could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. To the extent that the Company cannot successfully maintain its existing Warehouse Facility or replace it with a comparable financing source, it may have to curtail its mortgage loan purchase and origination activities, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.


Possible Need for Additional Financing

     The proceeds of this Offering, together with the Company's existing capital resources, including the funds from its Warehouse Facility, are expected to enable the Company to fund its mortgage banking and residential rehabilitation financing operations for a minimum of 12 months following completion of the Offering. If the Company is required to seek additional capital in order to maintain or obtain increases in its Warehouse Facility, such additional capital may be raised by the offering of additional shares which may result in dilution to the purchasers of the Shares offered hereby. To date, the Company has made no attempts to identify possible sources of any future funding and has no commitments for any future funding. There can be no assurance that the Company will be able to obtain additional capital in the future. The type, timing and terms of such funding, if it is available at all, will be determined by prevailing conditions in the financial markets and the Company's financial condition, among other factors. If the Company requires, but is unable to obtain additional capital, it may be required to significantly curtail its mortgage banking and residential rehabilitation financing activities. See "Use of Proceeds," "Dilution" and "Business."


Possible Fluctuations in Quarterly Performance

     Several factors affecting the Company's business can cause significant variations in its quarterly results of operations. These factors include, variations in the volume of the Company's loan origination; the differences between the Company's cost of funds under its Warehouse Facility and the average interest rates of originated loans; the inability of the Company to complete significant loan sales transactions in a particular quarter; and a decline in the number of properties financed under the Company's residential rehabilitation program or delays in the sale of such properties. A delay in closing loan sales transactions during a particular quarter would postpone recognition of revenue on the sale of those loans. A delay in closing the sale of properties financed under the Company's residential rehabilitation program during a particular quarter would postpone the Company's receipt of the fees due on the sale of such properties. In addition, unanticipated delays in closing particular loan sales or the sale of a property financed under the Company's residential rehabilitation program would also increase interest expense and the Company's exposure to interest rate fluctuations by lengthening the period during which its variable rate borrowings under its Warehouse Facility are outstanding. If the Company were unable to sell a sufficient number of its loans in a particular reporting period, the Company's revenues for such period would decline, resulting in lower net income and possibly a net loss for such period, which could have a material adverse effect on the Company's result of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Economic Conditions

     The Company's business will be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values results in increased loan-to-value ratios thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. To the extent that prospective borrowers do not meet the Company's underwriting criteria, the volume of loans originated by the Company could decline. A decline in loan origination volumes could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Changes in the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated by the Company less attractive to borrowers or investors because, among other things, the actual rates of delinquencies and foreclosures on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general.


Dependence on Loan Sales for Future Revenue

     The Company seeks to generate revenue and positive cash flow by regularly selling for cash, at a premium, its entire portfolio of originated loans to a small number of institutional investors. There can be no assurance that such investors will continue to purchase loans or that they will be willing to purchase loans on terms similar to which they have historically purchased such loans. For the six months ended June 30, 1997, all of the Company's sub-prime mortgages were sold to IMC Mortgage Company ("IMC"), pursuant to a written agreement which expired on September 30, 1997. The Company and IMC have not renewed this agreement, but the Company continues to sell substantially all of its sub-prime mortgages to IMC. For the six months ended June 30, 1997, approximately 70% of the Company's prime credit and FHA/VA classified mortgages, including those that conform to mortgage purchase programs that are administered by government sponsored agencies, such as Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Government National Mortgage Association ("FNMA," "FHLMC" and "GNMA," respectively), were sold to three institutional investors. There can be no assurance that such purchasers will continue to purchase the Company's loans and to the extent that the Company could not successfully replace such loan purchasers, the Company's business, prospects, financial condition and results of operations could be materially and adversely affected. Further, adverse conditions in the mortgage-backed securitization market could negatively impact the ability of the Company to complete loan sales, as many of the Company's loan purchasers securitize the loans they purchase from the Company.


Risks of Mortgage Lending to Sub-Prime Borrowers

     Since April 1997, the Company has expanded its mortgage lending activities to increase mortgage originations for "B," "C" and "D" or "sub-prime" credit classified borrowers. For the six months ended June 30, 1997, approximately 13% of the total principal amount of loans originated by the Company were to borrowers in these credit classifications. Loans made to such borrowers may entail a greater risk of delinquency and greater losses than loans made to borrowers who utilize conventional mortgage sources. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Although the Company sells these mortgages (as well as other mortgages) to investors usually on a non-recourse basis (thereby limiting its risk of delinquency or default) at prices which reflect the credit risk associated with such borrowers, any sustained period of increased delinquencies, foreclosures or losses on such loans after the loans are sold could adversely affect the pricing of the Company's future loan sales and/or the willingness of investors to purchase such loans from the Company or in general in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Interest Rate Risk

     In general, when the Company establishes an interest rate at the origination of a mortgage loan, it attempts to contemporaneously lock in an interest yield to the institutional investor purchasing that loan from the Company. By quickly selling these mortgage loans, usually on a non-recourse basis, the Company limits its exposure to interest rate fluctuations. However, the operations and profitability of the Company are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate loans.

     Fluctuating interest rates also may affect the net interest income earned by the Company, resulting from the difference between the yield to the Company on loans held pending sale and the interest paid by the Company for funds borrowed under the Warehouse Facility. While the Company monitors the interest rate environment, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Geographic Concentration of Operations

     For the six months ended June 30, 1997, nearly all of the mortgage loans originated by the Company were secured by properties, located in New York and New Jersey. The residential rehabilitation financing properties were primarily located in New York City and Long Island, New York. Although the Company is planning to expand its mortgage origination network outside these states, the Company's origination and residential rehabilitation financing business is likely to remain concentrated in these states for the foreseeable future. Consequently, the Company's business, prospects, financial condition and results of operations are dependent, in part, upon general trends in the economy and the residential real estate market in these states. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Competition

     The Company faces intense competition in all aspects of its mortgage banking business. The Company competes with numerous financial intermediaries, such as other mortgage banking companies, commercial banks, savings associations, credit unions, loan brokers and insurance companies in the origination of mortgage loans. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates charged to borrowers. Competition may be affected by, among other things, fluctuations in interest rates and general economic conditions. Although the Company believes that its competitive advantage exists primarily in its offering of a broad menu of mortgage loan products with competitive features, its flexible residential rehabilitation financing programs, its emphasis on the quality of its service, and the pricing of its products at competitive rates, there can be no assurance that the Company will be able to compete effectively in this highly competitive industry, which could materially adversely affect the Company's business, prospects, financial condition, and results of operations.

     The current level of gains realized by the Company and its competitors on the origination and sale of sub-prime mortgage loans could attract additional competitors into this market. Certain large finance companies and conventional mortgage originators have announced their intention to originate sub-prime mortgage loans, and some of these competitors have commenced offering sub-prime loan products to customers similar to the borrowers targeted by the Company. In addition, establishing a broker-sourced loan business requires a substantially smaller commitment of capital and human resources than a direct-sourced loan business. This relatively low barrier to entry permits new competitors to enter this market quickly and compete with the Company's wholesale lending business.

     Additional competition may lower the rates that the Company may charge borrowers, thereby potentially lowering the gain on future loan sales. Increased competition may also reduce the volume of the Company's loan originations and loan sales and increase the demand for the Company's experienced personnel. The Company also faces a risk that their personnel will leave the Company and work for a competitor of the Company.


Government Regulation

     The Company's business is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities. These rules and regulations impose obligations and restrictions on the Company's loan originations, credit activities and secured transactions. In addition, these rules limit the interest rates, finance charges and other fees the Company may assess, mandate extensive disclosure to the Company's customers, prohibit discrimination and impose multiple qualification and licensing obligations on the Company. The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. The Company's lending activities are also subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, the Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, the Fair Credit Reporting Act of 1970, the Real Estate Settlement Procedures Act of 1974 and Regulation X promulgated thereunder, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C promulgated thereunder and the Federal Debt Collection Practices Act, as well as other Federal and State statutes and regulations affecting the Company's activities.

     These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate assessment, collection, foreclosure and claims handling, regulate investment and interest payments on escrow balances, regulate payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status by the banking regulators of the various state governments where the Company operates, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions by federal and state governmental agencies. See "Business -- Government Regulation."

     Although the Company believes that it has systems and procedures to insure compliance with these requirements and believes that it is currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, there can be no assurance of full compliance with current laws, rules and regulations or that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance substantially more difficult or expensive. In the event that the Company is unable to comply with such laws or regulations, its business, prospects, financial condition and results of operations may be materially adversely affected.

     Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans of the kind offered by the Company.


Possible Environmental Liabilities

     In the ordinary course of its business, the Company purchases properties intended for near term rehabilitation and resale. Also, it is possible that the Company may foreclose on properties securing its mortgage loans.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property and may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean up costs incurred by such parties in connection with the contamination. Liability under such laws has been interpreted to be joint and several unless the harm is divisible, and there is a reasonable basis for allocation of responsibility. Although the Company has not incurred any losses as a result of liabilities under environmental laws, there can be no assurance that the Company will not experience such losses in the future. Such liabilities may not be covered by any insurance.


Holding Company Structure

     PMCC Financial Corp. is a holding company which will conduct all its operations through its wholly-owned subsidiary, Premier. All of the capital stock of Premier will be owned by PMCC Financial Corp. Therefore, the Company's rights to receive revenue is dependent upon the success of Premier and its subsidiaries. See "Dividend Policy."


Dependence Upon Management

     The Company's growth and development is dependent upon the services of Ronald Friedman, the President of the Company, and Robert Friedman, the Company's Chief Operating Officer. Ronald Friedman is the son of Robert Friedman. Both Ronald Friedman and Robert Friedman will enter into employment agreements upon completion of this Offering that expire on December 31, 1999. In addition, the Company has attempted to mitigate the risks associated with its dependence on Ronald Friedman and Robert Friedman by obtaining, owning and being the sole beneficiary of $3,000,000 and $750,000 key man term life insurance policies on Ronald Friedman and Robert Friedman, respectively. Although the Company has been able to hire and retain other qualified and experienced management personnel, the loss of the services of either Ronald Friedman or Robert Friedman for any reason could have a material adverse effect on the Company. See "Management -- Employment Agreements; Key Man Life Insurance."


Voting Control By Majority Stockholders

     Following the consummation of this Offering, Ronald Friedman and his father, Robert Friedman together will beneficially own 2,500,000 shares of the outstanding Common Stock, which will represent approximately 67% of the total number of shares of the outstanding Common Stock (approximately 63.5% of the total number of shares of the outstanding Common Stock if the over-allotment option is exercised in full). All of the currently outstanding shares of Common Stock are beneficially owned or otherwise controlled by Ronald Friedman and Robert Friedman. Effective upon the completion of this Offering, Ronald Friedman and Robert Friedman will enter into a stockholders agreement (the "Stockholders Agreement"), which contains provisions relating to the transfer and voting of their shares of Common Stock. As a result of such Stockholders Agreement and stock ownership, such individuals will have effective control of the Company, and will continue to have the power to control the election of all of the members of the Company's Board of Directors and to direct the Company's management and policies. Such persons will be able to control all shareholder decisions on matters which include the amendment of certain provisions of the Company's Certificate of Incorporation and By-Laws and the approval of fundamental corporate transactions. See "Principal Stockholders," "Description of Capital Stock -- Common Stock" and "Certain Relationships and Related Transactions."


Absence of Prior Public Market and Possible Volatility of Stock Price

     Prior to this Offering, there has been no public market for the Common Stock. The Company has made an application to list the Common Stock on the American Stock Exchange, subject to approval and notice of issuance. However, there can be no assurance that an active public trading market for the Common Stock will develop after this Offering or that, if developed, such market will be sustained. The public offering price of the Shares offered hereby was determined by negotiations among the Company and the Representative and may not be indicative of the price at which the Common Stock will trade after this Offering. See "Underwriting."

     The market price of the Shares may experience fluctuations unrelated to the operating performance of the Company. In particular, the market price of the Shares may be affected by general market price movements as well as developments specifically related to the consumer finance industry such as, among other things, interest rate movements and delinquency trends.


Immediate and Substantial Dilution

     As of June 30, 1997, the pro forma net tangible book value of the Common Stock (taking into account the Exchange) was $0.68 per share, substantially less than the $8.00 per share to be paid by public investors. Upon completion of this Offering, the net tangible book value will be approximately $2.69 per share, representing dilution to the public investors of approximately 66%. As a result, investors purchasing the Shares will incur immediate and substantial dilution. See "Dilution."


Dividends

     The Company has not paid any cash dividends (except that prior to the Exchange, Premier made S corporation distributions to the Existing Stockholders) on its Common Stock since its inception and does not currently anticipate paying dividends on its Common Stock in the foreseeable future. The Company conducts substantially all of its operations through its subsidiary, Premier. Accordingly, the Company's ability to pay dividends is also dependent upon the ability of Premier to make cash distributions to the Company. The payment of dividends by the Company is and will continue to be restricted by or subject to, among other limitations, applicable provisions of federal and state laws, contractual provisions, the earnings of Premier and various business considerations. See "Dividend Policy."


Shares Available for Future Sale

     The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market subsequent to this Offering, pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise, could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. All of the 2,500,000 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act. In addition, shares issuable upon exercise of options granted under the Plan, pursuant to Rule 701 under the Securities Act, could be sold publicly commencing 90 days after the Company becomes a reporting company under the Exchange Act. All officers, directors and stockholders of the Company have executed agreements ("Lock-Up Agreements") pursuant to which they have agreed not to, directly or indirectly, issue, offer, agree to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute, or otherwise dispose of, or encumber any shares of Common Stock or options, rights, warrants, or other securities convertible into, or exercisable or exchangeable for, or evidencing any right to purchase or subscribe for, shares of Common Stock, whether or not beneficially owned by such person, or any beneficial interest therein for a period of 15 months from the date of this Prospectus. See "Underwriting."

     For a period of 15 months from the date of this Prospectus, the Company has agreed that it will not sell or otherwise dispose of any securities of the Company without the prior written consent of the Representative, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, during such period, the Company shall be entitled to issue (i) shares of Common Stock in connection with mergers and acquisitions, (ii) up to 375,000 shares of Common Stock issuable upon exercise of options which may be granted under the 1997 Plan, (iii) up to 375,000 shares of Common Stock issuable upon exercise of options which have been granted under the Premier Plan, and (iv) shares of Common Stock issuable, directly or indirectly, upon the exercise of the Representative's Warrants (the "Warrant Shares").


Effects of Certain Anti-Takeover Provisions

     Certain provisions of the Company's Amended Certificate of Incorporation and Delaware Law may be deemed to have an anti-takeover effect. The Company's Certificate of Incorporation provides that the Board of

Directors may issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors shall fix without stockholder approval. Moreover, the Company's Certificate of Incorporation and By-Laws provide that its Board of Directors is divided into three classes serving staggered three year terms, resulting in approximately one-third of the directors being elected each year and certain other provisions relating to voting and the removal of the officers and directors. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions may have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition of the Company or a change in control of the Company. See "Description of Capital Stock -- Anti-Takeover Provisions; Section 203 of the Delaware Corporation Law."

            REORGANIZATION AND TERMINATION OF S CORPORATION STATUS

     From January 1992 through the date of this Prospectus, Premier was treated for federal income tax purposes as an S corporation, and was treated as an S corporation for certain state corporate income tax purposes under certain comparable state laws. As a result, Premier's historical earnings since January 1, 1992 have been taxed directly to Premier's stockholders at their individual federal and state income tax rates, rather than to Premier. On the date of the Exchange, pursuant to the terms of a contribution agreement (the "Contribution Agreement"), the existing Premier stockholders, Ronald Friedman and Robert Friedman (the "Existing Stockholders"), will contribute all of the stock of Premier that they beneficially own or otherwise control to the Company in exchange for an aggregate 2,500,000 shares of Common Stock, which will constitute all of the stock of the Company outstanding prior to this Offering. As a result of the Exchange, the Company and Premier, which will be a wholly owned subsidiary of the Company, will be fully subject to federal and state income taxes, and the Company will record a deferred tax liability on its balance sheet. The amount of the deferred tax liability to be recorded as of the date of termination of Premier's S corporation status will depend upon timing differences between tax and book accounting. During each of the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, Premier has made S corporation distributions to the Existing Stockholders in the aggregate amounts of approximately $102,000, $150,000, $267,000 and $216,000, respectively.

     Prior to the Exchange, Premier will declare a distribution to the Existing Stockholders in an amount equal to a portion of its undistributed S corporation earnings that will result in the Company's shareholders' equity equaling $1.7 million at the date of the Offering. As of September 30, 1997, such amount is currently estimated to be approximately $1.5 million. Such distributions will be payable as follows: (i) $1 million will be payable out of the proceeds of this Offering, all of which is intended to reimburse the Existing Stockholders for, or satisfy, approximate tax liabilities associated with S corporation earnings; and (ii) a promissory note (the "S-Note") in the aggregate principal amount of approximately $500,000, bearing an interest rate of 10% per annum, payable in five equal quarterly installments of principal and interest, with the final payment due on April 1, 1999.

     Prior to the Exchange, the Company, Premier and the Existing Stockholders entered into a tax indemnification agreement (the "Tax Agreement") relating to their respective income tax liabilities. Because the Company will be fully subject to corporate income taxation after the termination of the Company's S corporation status, the reallocation of income and deduction between the period during which the Company was treated as an S corporation and the period during which Premier and the Company will be subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreement is intended to assure that taxes are borne by the Company on the one hand and the Existing Stockholders on the other only to the extent that such parties received the related income. The Tax Agreement generally provides that, if an adjustment is made to the taxable income of Premier and the Company for a year in which it was treated as an S corporation, the Company will indemnify the Existing Stockholders, and the Existing Stockholders will indemnify the Company, against any increase in the indemnified party's income tax liability (including interest, penalties and related costs and expenses), with respect to any tax year to the extent such increase results in a related decrease in the income tax liability of the indemnifying party for that year. Moreover, the Tax Agreement specifically provides that the Existing Stockholders will not be responsible for any portion of any deferred tax liability recorded on the balance sheet of the Company upon termination of the S corporation status. The Company will also indemnify the Existing Stockholders for all taxes imposed upon them as a result of their receipt of an indemnification payment under the Tax Agreement. Any payment made by the Company to the Existing Stockholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or state taxing authorities to be non-deductible by the Company for income tax purposes. Neither parties' obligations under the Tax Agreement are secured, and, as such, there can be no assurance that the Existing Stockholders or the Company will have funds available to make any payments which may become due under the Tax Agreement.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company, after deducting all of the expenses of this Offering, will total approximately $8.4 million. The Company expects that these proceeds will be used, in conjunction with the Warehouse Facility, to expand mortgage banking operations; to fund future residential rehabilitation financings; to upgrade the Company's information systems; for S corporation distributions; repayment of notes payable to shareholder and for working capital purposes.

     The following table summarizes the Company's intended uses of the net proceeds of this Offering:

                           Use                                 Amount        Percent
                           ---                                 ------        -------
Expand mortgage banking operations  .....................   $1,500,000        17.86%
Fund future residential rehabilitation financings  ......    1,500,000        17.86%
Upgrade information systems   ...........................      500,000         5.95%
S corporation distributions   ...........................    1,000,000        11.90%
Repayment of notes payable to shareholder    ............      300,000         3.57%
Working capital   .......................................    3,600,000        42.86%
                                                            -----------     -------
   Total    .............................................   $8,400,000       100.00%
                                                            ===========     =======

     Prior to such use, the remaining net proceeds will be invested in high quality, short term, interest bearing investment securities and deposit accounts.

     The proceeds of this Offering, together with the Company's existing capital resources, including the funds from its Warehouse Facility, are expected to enable the Company to fund its mortgage banking and residential rehabilitation financing operations for a minimum of 12 months following completion of the Offering.

     Exact application of the net proceeds and timing of use will vary depending upon numerous factors, including market and competitive issues. Due to the number and variablity of factors that may effect the Company's use of the net proceeds, the Company will retain significant discretion over the actual application of the net proceeds. Accordingly, there can be no assurance that actual application will not vary substantially from the Company's current expectation.


                                DIVIDEND POLICY

     The Company has not paid any cash dividends (except that prior to the Exchange, Premier made S corporation distributions to the Existing Stockholders) on its Common Stock since its inception and does not currently anticipate paying dividends on its Common Stock in the foreseeable future. The Company conducts substantially all of its operations through its subsidiary, Premier. Accordingly, the Company's ability to pay dividends is also dependent upon the ability of Premier to make cash distributions to the Company. The payment of dividends by the Company is and will continue to be restricted by or subject to, among other limitations, applicable provisions of federal and state laws, contractual provisions, the earnings of Premier and various business considerations.

                                   DILUTION

     As of June 30, 1997, the Company had a pro forma net tangible book value taking into account the Exchange of approximately $0.68 per share of Common Stock outstanding. Net tangible book value equals the total assets less intangible assets and total liabilities divided by the aggregate number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the Shares offered hereby at an assumed initial public offering price of $8.00 per share and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1997, would be approximately $2.69 per share. This represents an immediate increase in pro forma net tangible book value of $2.01 per share to current stockholders and an immediate dilution of $5.31 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price  .....................             $8.00
   Pro forma net tangible book value before Offering  ......   $0.68
   Increase attributable to new investors ..................    2.01
                                                               -------
Pro forma net tangible book value after Offering   .........              2.69
                                                                         -----
Dilution to new investors  .................................             $5.31
                                                                         =====

     The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased, the percentage of total shares of Common Stock purchased, the total cash consideration paid, the percentage of total consideration paid, and the average price per share of Common Stock paid by the investors in this Offering and the current stockholders of the Company:


                                    Shares Purchased       Total Cash Consideration Paid     Average
                                 -----------------------   -----------------------------    Cash Price
                                   Number       Percent         Amount          Percent     Per Share
                                 -----------   ---------   -----------------   ---------   -----------
Existing stockholders   ......    2,500,000       66.7%    $    718,025.00         6.7%      $0.29
New Investors  ...............    1,250,000       33.3%    $ 10,000,000.00        93.3%      $8.00
                                  ---------     ------     ----------------     ------
   Total    ..................    3,750,000      100.0%    $ 10,718,025.00       100.0%
                                  =========     ======     ================     ======

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997, adjusted to give effect to the Exchange, and the sale by the Company of the Shares at an assumed public offering price of $8.00 per share and the application by the Company of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                                     June 30, 1997
                                                      -------------------------------------------
                                                                   ($ in thousands)
                                                                                     Pro Forma As
                                                       Actual      Pro Forma (1)     Adjusted (2)
                                                      ---------   ---------------   -------------
Debt:
 Warehouse Facility  ..............................   $39,364         $39,364          $39,364
 Loans to affiliates    ...........................     2,713           2,713            2,713
 S corporation distribution payable    ............        --             919               --
 Notes payable to shareholder    ..................       293             293               --
Shareholders' equity:
 Preferred stock, $.01 par value, 1,000,000 shares
   authorized and none issued .....................        --              --               --
 Common stock, $.01 par value, 40,000,000 shares
   authorized, 2,500,000 shares issued and
   outstanding, actual and 3,750,000 shares issued
   and outstanding, as adjusted (3)  ..............         6               6               38
 Additional paid-in-capital   .....................       712             712           10,062
 Retained earnings (including unrealized gain on
   securities available-for-sale of $117.).........     2,051             982               --
                                                      --------        --------         --------
 Total shareholders' equity   .....................     2,769           1,700           10,100
                                                      --------        --------         --------
   Total capitalization    ........................   $45,139         $44,989          $52,177
                                                      ========        ========         ========

------------
(1) Prior to the Exchange, Premier was treated as an S corporation for federal and state income tax purposes. See "Reorganization and Termination of S Corporation Status." The pro forma presentation reflects the recording of a deferred tax liability and distribution of a portion of retained earnings.
(2) Adjusted to give effect to the sale of the Shares of Common Stock by the Company at an assumed initial public offering price of $8.00 per share, and adjusted to give effect to the reclassification of undistributed S corporation earnings of $982,000 from retained earnings to additional paid-in-capital.
(3) At June 30, 1997, Premier's capitalization was 3,500 shares authorized, 125 shares outstanding.

                            SELECTED FINANCIAL DATA

     The following selected statement of operations data for the year ended December 31, 1996, and the selected balance sheet data at December 31, 1996 are derived from the Consolidated Financial Statements of the Company and Notes thereto audited by KPMG Peat Marwick LLP, independent certified public accountants for the Company. The following selected statement of operations data for the years ended December 31, 1993, 1994 and 1995, and the selected balance sheet data at December 31, 1993, 1994 and 1995 are derived from the Consolidated Financial Statements of the Company and Notes thereto audited by Freeberg & Freeberg, independent certified public accountants for the Company. The following selected statement of operations data for the year ended December 31, 1992, and the selected balance sheet data at December 31, 1992 are derived from the Consolidated Financial Statements of the Company and Notes thereto audited by Fein & Fein, independent certified public accountants for the Company. The Consolidated Financial Statements for the years ended December 31, 1994, 1995, and 1996 and at December 31, 1995 and 1996 are included elsewhere herein. The unaudited selected statement of operations data for the six months ended June 30, 1996 and 1997 and the unaudited selected balance sheet data at June 30, 1997, are derived from the unaudited Consolidated Financial Statements of the Company, included elsewhere herein, which have been prepared on a basis consistent with the audited Consolidated Financial Statements of the Company and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for the interim period presented are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto, included elsewhere in this Prospectus.

                                                              Year Ended December 31,                   Six Months Ended June 30,
                                              --------------------------------------------------------  -------------------------
                                                                     ($ in thousands, except share data)
                                                1992       1993       1994       1995         1996         1996        1997
                                              --------   --------   --------   --------   ------------   --------   -----------
Statement of Operations Data:
 Revenue  .................................    $1,076     $1,464     $1,187     $3,400     $    7,154     $2,828     $    5,612
 Net income  ..............................       231        303         62        196          1,034        331            991
 Provision for pro forma income taxes (1)          91        124         18         74            435        139            401
 Pro forma net income    ..................    $  140     $  179     $   44     $  122     $      598     $  192     $      590
 Pro forma net income per share (2)  ......                                                $     0.24                $     0.23
 Pro forma weighted average number of
  common shares and share equivalents
  outstanding   ...........................                                                 2,500,000                 2,547,134


                                                       Year Ended December 31,        Six Months Ended June 30,
                                                  ----------------------------------  -------------------------
                                                                       ($ in thousands)
                                                    1994        1995         1996        1996        1997
                                                  ---------   ---------   ----------   ---------   ---------
Operating Data:
Mortgage loans originated
 Conventional (prime credit) (3)   ............    $46,700     $51,300     $ 75,400     $33,200     $ 66,700
 FHA/VA    ....................................         --      19,400       57,700      23,300       28,500
 Sub-Prime (B, C, D credit) (3)    ............         --          --           --          --       14,500
                                                   --------    --------    ---------    --------    ---------
 Total dollar amount of loans originated ......    $46,700     $70,700     $133,100     $56,500     $109,700
                                                   ========    ========    =========    ========    =========
 Total number of loans originated  ............        273         470          890         380          738
 Average principal balance per loan
  originated  .................................    $   171     $   150     $    150     $   149     $    149

                                                               At December 31,
                                               -----------------------------------------------
                                                              ($ in thousands)
                                                1992    1993      1994       1995      1996
                                               ------  -------  ---------  --------  ---------
Balance Sheet Data:
Mortgage loans held for sale, net   .........     --    $  32    $   582    $6,894    $12,713
Real estate held for sale, net   ............     --       --         --        --      3,246
Total assets   ..............................   $473      574      1,098     8,232     17,153
Borrowings under Warehouse Facility    ......     --       --        557     6,476     13,923
Amount due to affiliates and shareholder  ...     --        9          8       465      1,037
Total liabilities    ........................     68       69        633     7,117     15,258
Shareholders' equity    .....................    405      505        465     1,114      1,878


                                                           At June 30, 1997
                                               ----------------------------------------
                                                           Pro Forma      Pro Forma
                                                Actual        (1)       as Adjusted (4)
                                               ---------  -----------  ----------------
Balance Sheet Data:
Mortgage loans held for sale, net   .........   $33,766     $33,766        $33,766
Real estate held for sale, net   ............    10,155      10,155         10,155
Total assets   ..............................    45,708      45,708         52,896
Borrowings under Warehouse Facility    ......    39,364      39,364         39,364
Amount due to affiliates and shareholder  ...     3,006       3,006          2,713
Total liabilities    ........................    42,939      44,008         42,796
Shareholders' equity    .....................     2,769       1,700         10,100

------------
(1) Prior to the Exchange, Premier was treated as an S corporation for federal and state income tax purposes. See "Reorganization and Termination of S Corporation Status." The pro forma presentation for statement of operations data reflects the provision for income taxes as if Premier had always been a C corporation at assumed effective tax rates ranging from 29% to 42%. The pro forma presentation for balance sheet data reflects the deferred tax liability and the distribution payable to be recorded as of the date of the termination of the S corporation status.
(2) Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares and share equivalents outstanding.
(3) For the years 1994, 1995 and 1996 the Company estimates that the sub-prime loans accounted for less than 5% of the Company's total originations for those years and are included in conventional loans for those years.
(4) Adjusted to give effect to the sale by the Company of the Shares at an assumed initial public offering price of $8.00 per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this Prospectus contain forward-looking information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed under the heading "Risk Factors" and elsewhere in this Prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's financial statements and results thereto included elsewhere in this Prospectus.

General

     Overview. PMCC Financial Corp. is a specialty consumer financial services company providing a broad array of residential mortgage products to customers ranging from prime credit borrowers seeking "conventional" or FHA/VA loans to persons who cannot so quality, i.e., so-called "B," "C" and "D" or "sub-prime" credit borrowers making "non-conventional" loans. Since mid-1996, the Company has expanded and diversified its mortgage banking activities by establishing a program to provide short-term financing for residential (one to four family) rehabilitation properties, opening a fully-stated wholesale division and significantly increasing its "B," "C" and "D" mortgage orginations.

     The Company's revenues are primarily generated from the fees it charges on the origination of mortgage loans, from the premium it receives on the sale of mortgage loans it originates, and from interest earned during the period the Company holds the mortgage loan for sale. The Company's mortgage loans, together with servicing rights to these mortgages, are usually sold without recourse to institutional investors, in each case within approximately seven to thirty days of the date of origination of the mortgage. In general, when the Company establishes an interest rate at the origination of a mortgage loan, it attempts to contemporaneously lock in an interest yield to the institutional investor purchasing that loan from the Company. By quickly selling these mortgage loans, usually on a non-recourse basis, the Company limits its exposure to interest rate fluctuations and credit risks. Furthermore, by selling its mortgage loans on a "servicing-released" basis, the Company avoids the administrative and collection expenses of managing and servicing a loan portfolio.

     The Company has experienced significant growth in recent years, originating $47 million in mortgage loans in 1994, $71 million in mortgage loans in 1995, $133 million in mortgage loans in 1996 and $110 million in mortgage loans in the six months ended June 30, 1997. For the six months ended June 30, 1997, sub-prime loans originated by the Company accounted for 13% of its total mortgage originations. For its fiscal years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, the Company had revenues of $3.4 million, $7.2 million and $5.6 million, respectively, and net income of $196,000, $1.03 million and $991,000, respectively.

Results of Operations

Six Months Ended June 30, 1997 and 1996

     Revenues. Total revenues increased $2.8 million, or 98%, to $5.6 million for the six months ended June 30, 1997 from $2.8 million for the six months ended June 30, 1996. This increase in revenues was primarily attributable to the following: (a) increased loan originations and sales by the Company's existing retail offices, (b) loan originations and sales by the Company's New Jersey wholesale division and New York B-C-D division, which commenced operations in January 1997 and April 1997, respectively, and (c) fees from residential rehabilitation financings which commenced in September 1996.

     Expenses. Total expenses increased $2.1 million, or 85%, to $4.6 million for the six months ended June 30, 1997 from $2.5 million for the six months ended June 30, 1996. This increase in expenses was primarily attributable to the increased costs associated with additional personnel required to process the greater volume of originations and greater operating expenses related to the increase in loan originations during the six months ended June 30, 1997 as compared to the six months ended June 30, 1996.

     Compensation and benefits increased $1.0 million, or 63%, to $2.6 million for the six months ended June 30, 1997 from $1.6 million for the six months ended June 30, 1996. This increase was primarily attributable to increased sales' salaries and commissions, which are based substantially on loan production. Administrative and support personnel increased from 24 employees at June 30, 1996 to 41 employees at June 30, 1997.

     Broker fees and other loan costs increased $228,000, or 359%, to $292,000 for the six months ended June 30, 1997 from $64,000 for the six months ended June 30, 1996. This increase was primarily attributable to a substantial increase in the amount of loans originated by the Company's wholesale division during this period.

     Occupancy and equipment increased $84,000, or 96%, to $171,000 for the six months ended June 30, 1997 from $87,000 for the six months ended June 30, 1996. Approximately $38,000 of the increase was attributable to increases in various equipment leases, and the additional increase was the result of recent expansion of office space, both in New Jersey and New York.

     Interest expense increased $425,000, or 151%, to $708,000 for the six months ended June 30, 1997 from $283,000 for the six months ended June 30, 1996. Of this increase, approximately $267,000 was attributable to the increase in the volume of mortgage loans funded through the Company's Warehouse Facility. The remaining increase is primarily attributable to interest paid to the Company's warehouse banks and the Company's affiliates relating to real estate rehabilitation financings.

     Other operating expenses increased $273,000, or 140%, to $469,000 for the six months ended June 30, 1997 from $196,000 for the six months ended June 30, 1996. This increase in expenses was primarily attributable to legal, accounting and professional fees, which increased by $74,000 from the prior period. The remaining increase was attributable to increased expenses incurred as part of the growth in the operations of the Company.

     Net income increased $660,000, or 199%, to $991,000 for the six months ended June 30, 1997, as compared to $331,000 for the six months ended June 30, 1996.


Year Ended December 31, 1996 and 1995

     Revenues. Total revenues increased $3.8 million, or 110%, to $7.2 million for the year ended December 31, 1996 from $3.4 million for the year ended December 31, 1995. This increase was primarily attributable to the following:
(a) increased loan originations and sales for the Company's New York retail division, which commenced operations, in late 1994, and (b) residential rehabilitation financings, which commenced in September 1996.

     Expenses. Total expenses increased $2.9 million, or 90%, to $6.1 million for the year ended December 31, 1996 from $3.2 million for the year ended December 31, 1995. This increase in expenses was primarily attributable to increased costs associated with additional personnel required to process the greater volume of originations and greater operating expenses related to the increase in New York loan originations during the year ended December 31, 1996 as compared to the year ended December 31, 1995.

     Compensation and benefits increased $1.6 million, or 78%, to $3.7 million for the year ended December 31, 1996 from $2.1 million for the year ended December 31, 1995. This increase was primarily attributable to increased sales' salaries and commissions, which are based substantially on loan production. Administrative and support personnel increased from 17 employees at December 31, 1995 to 33 employees at December 31, 1996.

     Advertising and promotion increased $136,000, or 189%, to $207,000 for the year ended December 31, 1996 from $72,000 for the year ended December 31, 1995. This increase was primarily attributable to the promotional costs associated with loan origination activities, and, to a lesser extent, direct marketing and general advertising.

     Interest expense increased $594,000, or 242%, to $839,000 for the year ended December 31, 1996 from $245,000 for the year ended December 31, 1995. This increase was primarily attributable to the increase in the volume of loans, substantially all of which were funded through the Company's Warehouse Facility. Approximately $77,000 of the increase relates to interest paid to the Company's Warehouse Facility and the Company's affiliates relating to real estate rehabilitation financing during the period.

     Other operating expenses increased $237,000, or 72%, to $564,000 for the year ended December 31, 1996 from $327,000 for the year ended December 31, 1995. This increase was primarily attributable to the Company's increased volume of loan originations.

     Net income increased $838,000, or 429%, to $1.0 million for the year ended December 31, 1996 from $196,000 for the year ended December 31, 1995.


Year Ended December 31, 1995 and 1994

     Revenues. Total revenues increased $2.2 million, or 187%, to $3.4 million for the year ended December 31, 1995 from $1.2 million for the year ended December 31, 1994. This increase in revenues was primarily attributable to the increase in loan originations relating to the opening and expansion of the New York retail division in late 1994. The increase in 1995 loan originations was also attributable to the more favorable interest rate and economic environment in 1995 from 1994.

     Expenses. Total expenses increased $2.1 million, or 184%, to $3.2 million for the year ended December 31, 1995 from $1.1 million for the year ended December 31, 1994. This increase in expenses was primarily attributable to increased costs associated with additional personnel required to process the greater volume of originations and greater operating expenses related to the increase in loan originations during the year ended December 31, 1996 as compared to the year ended December 31, 1995.

     Compensation and benefits increased $1.4 million, or 192%, to $2.1 million for the year ended December 31, 1995 from $709,000 for the year ended December 31, 1994. This increase was primarily attributable to increased sales' salaries and commissions which are based substantially on loan production. Administrative and support personnel increased from 7 employees at December 31, 1994 to 17 employees at December 31, 1995.

     Interest expense increased $225,000 to $245,000 for the year ended December 31, 1995 from $20,000 for the year ended December 31, 1994. During 1994 almost all of the Company's originations were funded directly by the Company's investors at closing (table funding). During 1995, the Company utilized its Warehouse Facility for substantially all of its loan originations.

     Other operating expenses increased $189,000, or 137%, to $327,000 for the year ended December 31, 1995 from $138,000 for the year ended December 31, 1994. This increase in expenses was primarily attributable to the Company's increased volume of loan originations in 1995.

     Net income increased $134,000, or 215%, to $196,000 for the year ended December 31, 1995 from $62,000 for the year ended December 31, 1994.


Liquidity and Capital Resources

     The Company's principal financing needs consist of funding its mortgage loans and its residential rehabilitation financings. To meet these needs, the Company currently relies on borrowings under the Warehouse Facility, borrowings from affiliates and cash flow from operations. At June 30, 1997 maximum permitted borrowings under the Warehouse Facility were $48 million and the amount of such outstanding borrowings was $39.4 million. At June 30, 1997, borrowings from affiliates amounted to $2.7 million. Borrowings under the Warehouse Facility are secured by the mortgage loans funded with the proceeds of such borrowings. Approximately $2.3 million of borrowings from affiliates were secured by mortgages on the properties for which monies were borrowed.

     Under the Borrowing Agreement, the interest rate charged for borrowings is LIBOR plus 2 1/4% on fixed loans and LIBOR plus 2% on adjustable rate mortgages. The Borrowing Agreement expires on May 31, 1998 and is funded by two commercial banks. The Borrowing Agreement contains certain covenants limiting indebtedness, liens, mergers, changes in control and sales of assets, and requires the Company to maintain minimum net worth and other financial ratios. The Company expects to be able to renew or replace the Borrowing Agreement when its current term expires. See "Business -- Loan Funding and Borrowing Arrangements."

     Since August 1996, the Company utilized a certain short-term loan purchase program under the terms of the Gestation Agreement provided by one of the banks providing the Borrowing Agreement. The Gestation Agreement contains a limit on the dollar amount of purchases by the bank ($20 million at September 30, 1997), and the bank has discretion with regard to which Company loans it will purchase. The Gestation Agreement may be terminated by either party at any time. The Company believes that other financial institutions provide similar funding programs and, in the event its current Gestation Agreement terminates, the Company believes it will be able to enter into similar arrangements without disruption of the Company's business. See "Business -- Loan Funding and Borrowing Arrangements."

     Since September 1, 1996, the Company has borrowed funds from three corporations owned by Ronald Friedman and Robert Friedman to provide funding for residential rehabilitation financings and for working capital purposes. Following this Offering, the Company does not expect to borrow additional funds from these affiliated entities, or any other entities owned or controlled, either directly or indirectly, by Ronald Friedman or Robert Friedman. See "Certain Relationships and Related Party Transactions".

     The Company sells its loans to various institutional investors. The terms of these purchase arrangements vary according to each investor's purchasing requirements; however, the Company believes that the loss of any one or group of such investors would not have a material adverse effect on the Company.

     The Company expects to increase its production of mortgage originations through greater emphasis on B-C-D loans, expansion of wholesale operations and expansion into new geographic markets. The Company believes that wholesale lending represents a cost-effective means by which the Company may expand into, and develop a presence in, new market areas. See "Business." This anticipated increase in production of mortgage originations is expected to be funded by additional borrowings under the Warehouse Facility, increased capital resulting from this Offering and funds provided from operations. To the extent that additional borrowings under the Warehouse Facility are not available on satisfactory terms, the Company will explore alternative means of financing, including raising capital through additional offerings of securities. The proceeds of this Offering, together with the Company's existing capital resources, including the funds from its Warehouse Facility, are expected to enable the Company to fund its mortgage banking and residential rehabilitation financing operations for a minimum of 12 months following completion of the Offering.


Recent Accounting Pronouncements -- SFAS 128, SFAS 129, SFAS 130 and SFAS 131

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS 128"), "Earnings Per Share." SFAS 128 is effective for periods ending after December 15, 1997 and establishes standards for computing and presenting earnings per share ("EPS") for entities with publicly held common stock and common stock equivalents. The statement simplifies the computations of EPS that were previously found in APB Opinion No. 15 "Earnings Per Share" and replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if all common stock equivalents were converted. This statement requires a reconciliation of the numerator and denominator of the two EPS calculations and the restatement of all prior period EPS data presented after adoption. The Company has not yet determined the impact SFAS 128 will have on its financial statements.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129 ("SFAS 129"), "Disclosure of Information about Capital Structure." SFAS 129 is effective for periods ending after December 15, 1997. The Statement consolidates the disclosure requirements related to an entity's capital structure that were previously contained in APB Opinions No. 10, "Omnibus Opinion -- 1996," and No. 15 "Earnings Per Share," and Financial Accounting Standards No. 47, "Disclosure of Long Term Obligations." The Company has not yet determined the impact SFAS 129 will have on its financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income." SFAS 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes. The statement establishes standards for reporting and display of comprehensive income and its components. This statement requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has not yet determined the impact SFAS 130 will have on its financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Company has not yet determined the impact SFAS 131 will have on its financial statements.


Termination of S Corporation and Status of Income Taxes

     Upon the effective date of the Offering, the Existing Stockholders, pursuant to the terms of the Contribution Agreement, will contribute their shares of capital stock of Premier to the Company in exchange for 2,500,000 shares of Common Stock, which constitute all of the shares of Common Stock outstanding prior to this Offering. Simultaneous with the Exchange, Premier will cease to be treated as an S corporation.

     As an S corporation, the Company's income, whether or not distributed, is taxed at the shareholder level for federal and state tax purposes. As a result of the Exchange, the Company and Premier, which will become a wholly-owned subsidiary of the Company, will be fully subject to federal and state income taxes, and the Company will record a deferred tax liability on its balance sheet. The amount of deferred tax liability to be recorded as of the date of termination of the S corporation status will depend upon timing differences between tax and book accounting principally relating to the recognition of income on the cash basis for tax purposes. The pro forma provision for income taxes in the accompanying statements of operations shows results as if the Company had always been fully subject to federal and state taxes at an assumed rate ranging from 29% to 42%.

                                   BUSINESS

General


     PMCC Financial Corp. is a specialty consumer financial services company providing a broad array of residential mortgage products to customers ranging from prime credit borrowers seeking "conventional" or FHA/VA loans to persons who cannot so qualify, i.e., so-called "B," "C" and "D" or "sub-prime" credit borrowers seeking "non-conventional" loans. Since mid-1996, the Company has expanded and diversified its mortgage banking activities by establishing a program to provide short-term financing for residential (one to four family) rehabilitation properties, opening a fully-staffed wholesale division and significantly increasing its "B," "C" and "D" mortgage originations.

     The Company's primary business objectives are to enhance its growth, to continue to offer a full range of mortgage products to all types of borrowers and to generate positive cash flow by selling substantially all originated loans for cash to institutional investors, usually without recourse, within a short period after such loans are originated, thereby reducing exposure to interest rate and credit risks.

     The Company has experienced significant growth in recent years, originating $47 million in mortgage loans in 1994, $71 million in mortgage loans in 1995, $133 million in mortgage loans in 1996 and $110 million in mortgage loans in the six months ended June 30, 1997. For the six months ended June 30, 1997, sub-prime loans originated by the Company accounted for 13% of its total mortgage originations. For its fiscal years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, the Company had revenues of $3.4 million, $7.2 million and $5.6 million, respectively, and net income of $196,000, $1.03 million and $991,000, respectively.

     The Company originates residential first mortgages in New York and New Jersey by a staff of 27 experienced retail loan officers (as of June 30, 1997) who obtain customers through referrals from local real estate agents, builders, accountants, financial planners and attorneys, as well as from direct customer contact via advertising, direct mail and promotional materials. The Company's wholesale division originates mortgage loans through independent mortgage bankers and brokers, who submit applications to the Company on behalf of a borrower. For the six months ended June 30, 1997, approximately 68% of the Company's mortgage originations were derived from its retail mortgage operations and approximately 32% from its wholesale operations.

     The Company's revenues are primarily generated from the fees it charges on the origination of mortgage loans, from the premium it receives on the sale of mortgage loans it originates, and from interest earned during the period the Company holds the mortgage loan for sale. The Company's mortgage loans, together with servicing rights to these mortgages, are usually sold without recourse to institutional investors, in each case within approximately seven to thirty days of the date of origination of the mortgage. In general, when the Company establishes an interest rate at the origination of a mortgage loan, it attempts to contemporaneously lock in an interest yield to the institutional investor purchasing that loan from the Company. By quickly selling these mortgage loans, usually on a non-recourse basis, the Company limits its exposure to interest rate fluctuations and credit risks. Furthermore, by selling its mortgage loans on a "servicing-released" basis, the Company avoids the administrative and collection expenses of managing and servicing a loan portfolio.

     The Company also generates revenue by charging fees to provide short-term financing for the purchase, rehabilitation and resale of vacant one-to-four family residences in New York City and Long Island, New York. The Company conducts this activity in combination with several independent real estate agencies who specialize in the rehabilitation and marketing of these properties. From the commencement of this activity on September 1, 1996 through December 31, 1996, the Company completed 35 transactions accounting for approximately $284,000 of revenue. During the first six months of 1997, the Company completed 60 such transactions, accounting for approximately $553,000 of revenue. At June 30, 1997, the Company owned 113 properties in various stages of rehabilitation.

     The growth of the Company's mortgage lending to "B," "C" and "D" credit borrowers reflects the establishment, in April 1997, of the Company's sub-prime lending division with experienced personnel, increased customer demand for sub-prime mortgage products and the availability of capital to the Company for these mortgage banking products. In most cases, "B," "C" and "D" credit borrowers have substantial equity in their residences and while some of these sub-prime customers have impaired credit, such customers also include individuals who seek an expedited mortgage process, and persons who are self-employed or, due to other circumstances, have difficulty verifying their income. The Company believes that the demand for loans by "B," "C" and "D" credit customers is less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending. The Company's sub-prime mortgage lending activity is subject to certain risks, including risks related to the significant growth in the number of sub-prime lenders in recent years, risks related to certain potential competition (see "Risk Factors -- Competition"), and risks related to the industry's focus on credit impaired borrowers (see "Risk Factors -- Risks of Mortgage Lending to Sub-Prime Borrowers").


Growth Strategy

     The Company's growth strategy includes the following elements:

   o increase the Company's "B," "C" and "D" mortgage originations through recruitment of experienced salespersons and acquire mortgage brokers or mortgage banks in the Northeast who specialize in mortgage products for this target market. The Company believes that acquisitions of mortgage brokers and bankers who specialize in sub-prime mortgage products in particular local markets is a cost-effective way of reaching new customers. The Company has no present plans, agreements or arrangements with respect to any acquisition, but intends to pursue one or more of such acquisitions within the 12 month period following the closing of the Offering.

   o increase the Company's wholesale mortgage origination business in New York and expand into other states. Prompt and consistent service to independent mortgage loan brokers who are sources of wholesale loan transactions is a key to the Company increasing its wholesale mortgage originations and establishes the basis for repeat business and referrals from these brokers. The Company believes that its broad range of mortgage alternatives for most classifications of borrowers and its ability to promptly make decisions provides it with the opportunity to increase this aspect of its business in the New York and New Jersey markets and in other markets in which it intends to expand;

   o expand the Company into Connecticut, Pennsylvania, Florida and Maryland. Over the next 12 months, the Company intends to open at least four "retail" sales offices (i.e., offices intended to deal directly with potential borrowers) in these states, although it has not yet identified the exact locations of these additional offices. This expansion activity will be based on the Company's ability to recruit experienced loan officers and other qualified personnel in particular markets. The expansion costs for new sales offices are generally mitigated by leasing short-term executive suite space until revenues are generated by the office, at which time the Company leases permanent space. Controlling the costs of expansion permits the Company to enter and, if necessary, exit new geographic markets quickly with limited financial impact. The Company's goal is for each such office to achieve break-even operations within six months after opening;

   o expand the Company's residential rehabilitation financing activities outside of New York City and Long Island, New York. The Company believes that opportunities exist in other locations within New Jersey and the New York metropolitan area to provide fee-based short-term financing for residential rehabilitation properties. In some cases, this funding would be provided to one of the specialized real estate companies with which the Company already does business, while in other cases, the Company may elect to work with companies it has not done business with in the past; The Company views its residential rehabilitation financings as important sources of fee business and follow-on mortgage origination business; and

   o recruit additional key personnel. The Company continues to seek to hire experienced mortgage loan and operations personnel, particularly with experience in sub-prime mortgage originations. The Company views its employees as key to its growth, and believes it offers compensation packages that will both attract new employees and retain existing ones.

     There can be no assurance as to the specific time-frame concerning when the Company will implement any elements of its growth strategy, whether the Company will be successful in implementing this strategy or whether the implementation of this strategy will result in increased revenue or income to the Company.

Operating Strategy

     The Company's operating strategy to accomplish the Company's growth involves:

     Continuing to Provide Quality Service. The Company seeks to provide high levels of service to its retail customers and the broker network that is a source of wholesale loan originations. This service includes prompt preliminary approval of loans, consistent application of the Company's underwriting guidelines and funding of loans promptly. To provide this level of service, each loan is handled by a team of professionals that includes experienced loan sales personnel, processors and underwriters. The Company believes that this commitment to service provides it with a competitive advantage in establishing and maintaining a productive sales force and satisfactory broker relationships.

     Maintaining Underwriting Standards. The Company's underwriting process is designed to thoroughly, expeditiously and efficiently review and underwrite each prospective loan, and to insure that each such loan can be sold to a third-party investor by conforming to its requirements. The Company employs seven underwriters, with an average of twelve years of relevant mortgage loan experience, to ensure that all originated loans satisfy the Company's underwriting criteria. Each loan is reviewed and approved by one senior underwriter. The Company believes that its experienced underwriting staff provides it with the infrastructure required to manage and sustain the Company's recent growth, while maintaining the quality of loans originated.

     Broadening Product Offerings. The Company frequently reviews its pricing and loan products relative to its competitors and introduces new loan products in order to meet the needs of its customers who may be "retail" customers and brokers who are sources of wholesale loan originations. The Company successfully negotiates master commitments from its investors for special niche products (i.e., no income/no asset, no ratio, high ratio, etc.) which are only offered to a limited number of companies nationwide. The Company intends to continue to negotiate these specialized master commitments to allow the Company to offer exceptional niche products that are only offered to a limited amount of companies nationwide.

     Delegated Underwriting Approval Status. The Company seeks to provide a high level of service to its retail and wholesale accounts, by having internal authority to approve a large portion of the loans it sells. In addition to FNMA, FHLMC, FHA and jumbo loans, the Company also has been delegated authority by certain institutional investors to approve many of the Company's niche products. The Company has provided training for its processors and underwriters to efficiently review each file for compliance with investor guidelines. The Company believes that its delegated authority to make most loans provides it with a competitive advantage because it allows the Company to provide additional services to its borrowers and correspondents.

     Investing in Information Systems. In its continued effort to increase efficiency, the Company plans to upgrade its information systems in 1998. The Company intends to continually look for ways to improve efficiencies through automation.


Mortgage Products Offered

     The Company believes it is one of a small group of multi-state mortgage bankers that offer on a direct (or "retail") basis a broad array of mortgage products to prime credit borrowers (i.e., a credit-rated borrower seeking a conventional or FHA/VA insured loan), and borrowers who are unable to qualify for conforming home mortgages (i.e., the "B," "C" and "D" credit-rated, or sub-prime borrower). The Company's experience and expertise in numerous types of mortgage products also gives it the ability to originate a full range of mortgage products on a wholesale basis.

     The following are examples of the more than 200 mortgage programs offered to the prime credit and sub-prime credit borrowers:

       o Fixed interest rate mortgages with a fixed monthly payment; this loan is fully amortizing over a given number of years (for example, 15 or 30 years); a portion of the monthly payment covers both interest and principal.

       o Fixed interest rate balloon mortgages with equal monthly payments are based on a long-term schedule (15 to 30 years), yet payment of the outstanding balance is due in full at an earlier date (5 to 10 years).

       o Adjustable interest rate mortgages ("ARMs") repayable over 7 to 30 years with monthly payments adjusted on a periodic basis (i.e., six months or once a year) based upon interest rate fluctuations.


     ARMs offer additional alternatives:

       o Adjustment period -- This determines when the first interest rate and payment changes will take place; an ARM could make its initial adjustments after six months, one year, three years, five years, or ten years, and subsequent adjustments take place either every six months or one year thereafter.

       o Caps -- "Caps" place limits on payments and interest rate changes per adjustment period. For example, for an ARM that adjusts every year, the maximum increase in the interest rate on the adjustment date is typically 200 basis point per year (i.e., a mortgage would adjust from 7% to 9%) and 600 basis points for the life of the loan.

       o Index -- The index is the basis upon which interest rate adjustments are made; typically it is related to various Treasury bill rates or another widely published rate such as LIBOR.

     Mortgages are also offered with a variety of combinations of interest rates and origination fees so that its customers may elect to "buy-down" the interest rate by paying higher points at the closing or pay a higher interest rate and reduce or eliminate points payable at closing. The Company's mortgage products are further tailored, i.e., are offered with varying down payment requirements, loan-to-value ratios, and interest rates, to a borrower's profile based upon the borrower's particular credit classification and the borrower's willingness or ability to meet varying income documentation standards -- the full income documentation program pursuant to which a prospective borrower's income is evaluated based on tax returns, W-2 forms and pay stubs; the limited income documentation program pursuant to which a prospective borrower's income is evaluated based on bank statements and profit and loss statements; the stated income program pursuant to which a prospective borrower's employment, rather than income, is verified; or the no ratio loan program pursuant to which a prospective borrower's credit history and collateral values, rather than income or employment, are verified. These loan variations give the Company the flexibility to loan funds to a wider range of borrowers.

     FHA/VA Mortgages. The Company has been designated by the U.S. Department of Housing and Urban Development ("HUD") as a direct endorser of loans insured by the Federal Housing Administration ("FHA") and an automatic endorser of loans partially guaranteed by the Veterans Administration ("VA"), and can offer so-called "FHA" or "VA" mortgages to qualified borrowers. Generally speaking, FHA and VA mortgages are available to borrowers with low/middle incomes and impaired credit classifications for properties within a specific price range (generally less than $160,950 for one-family residences or $205,912 for two-family residences located in the New York City metropolitan area). FHA mortgages must be underwritten within specific governmental guidelines, which include income verification, borrower asset, borrower credit worthiness, property value and property condition. Because these guidelines require that borrowers seeking FHA-insured mortgages submit more extensive documentation and the Company perform a more detailed underwriting of the mortgage than prime credit mortgages, the Company's origination fees for these mortgages are generally higher than a comparable sized mortgage from an prime credit borrower.


Credit Classifications for Sub-Prime Borrowers

     The Company has established credit classifications for sub-prime borrowers "B+" through "D" -- including subratings within those categories -- based on the credit profiles of the applicant and a credit scoring model. These classifications are determined by factors that include the applicant's credit history, the loan-to-value ratio, the applicant's employment status, the applicant's income (and verification thereof), and the applicant's debt/income ratio. The Company believes its classifications are generally consistent with established industry-wide practices utilized by third-party investors to create and maintain a substantial liquid secondary market for these mortgages. The significance of these classifications is that mortgages for sub-prime borrowers typically carry higher origination fees and higher interest charges than conventional mortgages, and are, therefore, significantly more profitable to the Company than conventional and/or FHA/VA mortgages.

     The following table shows mortgage loan production volume by type of loan for each of the three years ended December 31, 1996 and six months ended June 30, 1997 and 1996.

                                       Year Ended December 31,              Six Months Ended June 30
                              ------------------------------------------   ---------------------------
                                           ($ in thousands)                     ($ in thousands)
                                  1994           1995           1996           1996           1997
                              ------------   ------------   ------------   ------------   ------------
Conventional Loans:
 Volume  ..................    $ 46,700       $ 51,300       $ 75,400       $ 33,200       $ 66,700
 Percentage of total volume         100%          72.6%          56.7%          58.8%          60.8%
FHA/VA Loans:
 Volume  ..................          --       $ 19,400       $ 57,700       $ 23,300       $ 28,500
 Percentage of total volume          --           27.4%          43.3%          41.2%          26.0%
Sub-Prime Loans:
 Volume  ..................        *              *              *              *          $ 14,500
 Percentage of total volume        *              *              *              *              13.2%
Total Loans:
 Volume  ..................    $ 46,700       $ 70,700       $133,100       $ 56,500       $109,700
 Number of Loans  .........         273            470            890            380            738
 Average Loan Size   ......    $    171       $    150       $    150       $    149       $    149

------------
*Indicates less than 5% of the Company's originations


Operations

     Markets. The Company currently services mortgage customers in New York State (particularly in New York City and throughout Long Island) and New Jersey through three offices. Additionally, the Company has mortgage banking licenses in Connecticut and Florida. Within the next 12 months, the Company intends to open four additional retail offices in New York, Pennsylvania and Maryland and will open other retail offices as opportunities present themselves. These offices will allow the Company to focus on developing contacts with individual borrowers, local brokers and referral sources such as accountants, attorneys and financial planners. The Company will seek to increase its wholesale mortgage originations through its existing offices and by obtaining licenses in approximately 10 additional states within the next year. The Company intends to expand its residential rehabilitation financing activities through its existing and future agency relations.

     The Company also expects to expand into selected geographic markets through acquisitions of mortgage banking/mortgage broker businesses that have established niches in such areas. The Company believes these acquisitions are a cost-effective strategy for increasing mortgage originations, and is particularly interested in businesses in the Northeast and mid-Atlantic Region that specialize in mortgage products for "B," "C" and "D" customers.

     Retail Mortgage Originations. The Company's typical retail customer is assigned to one of the Company's mortgage loan officers working at one of the Company's offices who will spend approximately one hour interviewing the applicant about his/her mortgage borrowing needs and explaining the Company's mortgage product alternatives. Following this interview, the mortgage loan officer assists the customer in completing an application and assists the customer in supplying supporting documentation (a "loan file") that allows the Company's loan processing department to make an initial determination as to the Company's ability to offer the customer an appropriate mortgage. Once the loan file is submitted, a sales manager reviews the file to verify that the loan complies with a specific product that the Company can resell to institutional investors. The Company assigns a loan processor to review a file for completeness and requests missing documentation from the borrower. The Company's review of a loan file and the related underwriting process generally includes matters such as verification of an applicant's sources of down payment, review of an applicant's credit report from a credit reporting agency, receipt of a real estate appraisal, verification of the accuracy of the applicant's income and other information, and compliance with the Company's underwriting criteria and those of either FHA and/or institutional investors. The Company's review/underwriting process allows it to achieve efficiency and uniformity in processing, as well as quality control over all such loans. In the case of prime and FHA/VA mortgages, the underwriting process occurs at the Company's offices in Roslyn, New York and Union, New Jersey, while sub-prime loans are separately processed and underwritten at the Company's office in Roslyn, New York.

     When a loan reaches the underwriting department, the Company's goal is to promptly evaluate the loan file to reach preliminary decisions within 24 to 48 hours of receipt. After a loan has been approved, the Company issues a written loan commitment to the applicant which sets forth, among other things, the principal amount of the loan, interest rate, origination and/or closing fees, funding conditions and approval expiration dates.

     Approved applicants have a choice of electing to "lock-in" their mortgage interest rate as of the application date or thereafter or to accept a "prevailing" interest rate. A "prevailing" interest rate is subject to change in accordance with market interest rate fluctuations and is set by the Company three to five days prior to closing. At the closing, a Company-retained attorney or closing agent is responsible for completing the mortgage transaction in accordance with applicable law and the Company's operating procedures and completion of appropriate documentation.

     As a "retail" mortgage originator, the Company performs all the tasks required in the loan origination process, thereby eliminating any intermediaries from the transaction. This permits the Company to maximize fee income and to be a low cost provider of mortgage loans. This structure provides the Company with a competitive advantage over mortgage brokers, who must outsource a significant portion of the loan origination process, and over banks, which usually have greater overhead expenses than the Company. In addition, handling the entire loan origination process in-house leads to effective quality control and better communication among the various personnel involved.

     Wholesale Mortgage Operations. Wholesale mortgage originations are the responsibility of the Company's wholesale division, which solicits referrals of borrowers from a network of approximately 75 independent mortgage bankers and brokers located throughout New York and New Jersey. In wholesale originations, these mortgage bankers and brokers deal directly with the borrowers assisting the borrower in collecting all necessary documents and information for a complete loan application, and serving as a liaison to the borrower throughout the lending process. The mortgage banker or broker submits this fully processed loan application to the Company for underwriting determination.

     The Company reviews the application of a wholesale originated mortgage with the same underwriting standards and procedures used for retail loans, issues a written commitment, and upon satisfaction of all lending conditions, closes the mortgage with a Company-retained attorney or closing agent who is responsible for completing the transaction as if it were a "retail" originated loan. Mortgages originated from the wholesale division are sold to institutional investors similar to those that purchase loans originated from the Company's "retail" operation.

     Mortgage brokers may submit individual loan files to several prospective lenders simultaneously, and the Company attempts to respond to an application as quickly as possible. Since the Company has been delegated authority from institutional investors to make most loans, the Company generally issues an underwriting decision within 24-48 hours of receipt of a file.

     The Company works with approximately 75 mortgage bankers and brokers on a regular basis. The Company conducts due diligence on potential mortgage bankers and brokers, including verifying financial statements of the company and credit checks of principals, business references provided by the bankers or brokers and verifying through the banking department that the mortgage banker or broker is in good standing. Once approved, the Company requires that each mortgage banker or broker sign an agreement of purchase and sale in which the mortgage banker and broker makes representations and warranties governing both the mechanics of doing business with the Company and the quality of the loan submissions. In addition, the Company regularly reviews the performance of loans originated through mortgage bankers or brokers.

     Through the Wholesale Division, the Company can increase its loan volume without incurring the higher marketing, labor and other overhead costs associated with increased retail originations because brokers conduct their own marketing and employ their own personnel to attract customers, to assist the borrower in completing the loan application and to maintain contact with borrowers.

     Residential Rehabilitation Financings. In September 1996 the Company commenced a program of providing short-term fee based financing to several real estate companies (the "Agents") with specialized expertise in the acquisition, rehabilitation and resale of vacant one-to-four family homes in New York City and Long Island. These properties are generally offered to the Agents by banks or other mortgage companies that have acquired title and possession through a foreclosure proceeding. The Company's process of providing this short-term financing commences when an Agent submits information about a property to the Company which the Agent believes meets the Company's rehabilitation financing criteria. If the Company agrees to finance the rehabilitation of the property, it will fund the purchase of the property in its own name up to 70% of the appraised value. The terms of these financing agreements with the Agents (the "Agent Agreement") provide that all risks relating to the ownership, marketing and resale of the property are borne by the Agent, including obtaining insurance on the property, maintaining the property and arranging for all aspects of offering and selling the property to potential buyers and renovating the property to the satisfaction of the buyer. The Agent Agreements also provide that the Company's fee which averages approximately $9,000 for providing the financing, is a priority payment after payment of the funds advanced by the Company, over any monies paid to the Agent. The Agents and their principals personally guaranty reimbursement of all costs and the total fee payable to the Company. The properties funded by the Company through the residential rehabilitation program are generally acquired at prices between $60,000 and $100,000 each, and the renovation/rehabilitation expenses (which are borne by the Agent) are usually between $10,000 and $20,000 per property. The period when these properties are acquired and sold generally ranges from between two to four months and the Company's fee increases if a property is not sold in this time frame.

     From inception of the program in September 1996 through June 30, 1997, the Company has completed 95 such residential rehabilitation financings with four different Agents. The Company has financed 76 of these financings with the Foreclosure Network and the remaining 19, with three other agents. At June 30, 1997, 20 residential rehabilitation properties had not been sold within four months of purchase, but were subsequently sold or under contract for sale. At June 30, 1997, the Company had 113 properties in various stages of rehabilitation for an aggregate financing amount of $10 million, including advances to Agents for a portion of their cost of performing the rehabilitation work.

     The Company's arrangement with these Agents is not exclusive, although the Company does encourage the Agents to provide the Company with a "first right" of providing funding for each property the Agent has identified. The Company has investigated each Agent and is satisfied that their financial condition and business reputation is acceptable. As the Company opens additional retail offices, it will consider providing residential rehabilitation financing in these areas.

     The Company believes its residential rehabilitation financing program serves as an additional source of mortgage originations since purchasers of such properties all seek mortgage financings and are encouraged to submit applications to the Company. Of the 95 properties acquired and resold through June 30, 1997, more than 90% of the buyers of such properties obtained mortgages originated by the Company. The process by which these mortgages were processed and underwritten was identical to the Company's procedures for reviewing and underwriting mortgages originated from retail or wholesale sources, and each of these mortgages was sold to third party investors in the normal course of the Company's business.

Loan Funding and Borrowing Arrangements

     The Company has funded its mortgage banking and residential rehabilitation financing activities through fundings described below consisting of a collaterialized borrowing agreement (the "Borrowing Agreement") and a short-term mortgage purchase agreement (the "Gestation Agreement", and together with the Borrowing Agreement, the "Warehouse Facility") and its ability to continue to originate mortgage loans and provide residential rehabilitation financings is dependent on continued financings on acceptable terms.

     The Company's collateralized Borrowing Agreement with two commercial banks commenced in July 1997, and was amended on September 30, 1997 to allow the Company to borrow up to $50 million to finance its mortgage banking operations. These borrowings are repaid with the proceeds received by the Company from the sale of its originated loans to institutional investors or, in the case of residential rehabilitation financing activities, from the proceeds from the sale of the properties. The Company is required to comply with certain financial covenants and the borrowings are guaranteed by both Ronald Friedman and Robert Friedman. As of September 30, 1997, total borrowings outstanding under the Borrowing Agreement were $26 million. The Company's collateralized Borrowing Agreement with these two banks expires on May 31, 1998, and is terminable by the banks at any time without cause, upon sixty (60) days notice to the Company.

     The Borrowing Agreement requires the Company to repay the amount it borrows to fund a loan generally within 60-90 days after the loan is closed or when the Company receives payment from the sale of the funded loan, whichever occurs first. Until the loan is sold to an investor and repayment of the loan is made under the Borrowing Agreement, the Borrowing Agreement provides that the funded loan is pledged to secure the Company's outstanding borrowings. Interest payable on fixed loans is LIBOR plus 2 1/4% per year; while interest payable on adjustable rate mortgages is LIBOR plus 2% per year.

     Since August 1996, one of the commercial banks that provides the collateralized Borrowing Agreement has supplemented this lending facility through a short-term mortgage purchase agreement (the "Gestation Agreement"), which for financial reporting is characterized by the Company as an additional borrowing transaction. The Gestation Agreement provides the Company up to $20 million of additional funds for loan originations through the Company's sale to this bank of originated mortgage loans previously funded under the collateralized borrowing and committed to be sold to institutional investors. Under the Gestation Agreement the Company is required to arrange for the institutional investors to take delivery of the loans, generally within 20 days of their sale to the bank, otherwise it is required to repurchase the loan. As of September 30, 1997, total fundings under this Gestation Agreement were $20 million. The bank has discretion as to the amounts of loan purchases it is willing to make and the Gestation Agreement is terminable by the bank at any time.

     From time to time, the Company has borrowed from three affilated corporations owned by Ronald Friedman and Robert Friedman. The maximum borrowings from these affiliates were approximately $3 million in May 1997. As of June 30, 1997, $2.7 million remained outstanding, of which $2.3 million is secured by a mortgage against the residential properties in rehabilitation pursuant to a mortgage agreement. As the residential property is sold, the proceeds are used to repay the mortgage on the particular property. Interest payable pursuant to this agreement is 10% per year. The remaining $400,000 loaned to the Company by the three affiliates was loaned to the Company for working capital purposes, evidenced by a promissory note. This note is due 90 days after the effective date of the Registration Statement, at such time as the Company has reported cumulative net earnings after taxes exceeding $500,000 subsequent to December 31, 1997. The note bears an interest rate of 10% per year.

Sale of Loans

     The Company follows a strategy of committing to sell at the time of a mortgage commitment, and fulfilling this commitment and selling for cash, generally within ten days following a mortgage origination, all of its loan originations (and related servicing rights) to institutional investors, generally on a non-recourse basis. This strategy allows the Company to (i) generate near-term cash revenues, (ii) limit the Company's exposure to interest rate fluctuations, and (iii) substantially reduce any potential expense or loss in the event the loan goes into default after the first month of its origination. The "non-recourse" nature of the majority of the Company's loan sales do not, however, entirely eliminate the Company's "default risk" since the Company may be required to repurchase a loan from the investor or indemnify an investor if the borrower fails to makes its first mortgage payment or if the loan goes into default and the Company is found to be negligent in uncovering fraud in connection with the loan origination process.

     The Company's mortgage loan sales are made to a select number of major institutional investors. From June 1997 through September 30, 1997, the Company had an agreement with IMC to sell up to $32 million of "B,"

"C" and "D" loans which assured the Company's sale of these loans in bulk, at favorable prices. The Company's agreement with IMC expired on September 30, 1997, but the Company continues to sell loans to this institutional investor. During 1996 and 1997, the Company sold substantially all of its prime and FHA/VA loans to three other institutional investors. The Company, consistent with industry custom, has, from time to time, made arrangements with these and other institutional investors that allow the Company to sell mortgage loans to institutional investors at favorable prices if targeted loan volumes are achieved.


Quality Control

     In accordance with HUD regulations, the Company is required to perform quality control reviews of its FHA mortgage originations. These quality control procedures are performed by an independent contractor who delivers its quality control reports to the Company's management on a monthly basis. The quality control process examines branch offices and approximately 10% of all mortgage originations for compliance with federal and state lending standards, which may involve reverifying employment and bank information and obtaining separate credit reports and property appraisals.


Marketing and Sales

     The Company has developed numerous marketing programs at both the corporate and the branch office level. These programs include, among others, market-sensitive advertising in key newspapers and other publications, public relations, promotional materials customized for consumers and real estate professionals, collateral materials supporting particular product promotions, educational seminars, trade shows, telemarketing, and sponsoring or promoting other special events. The Company also conducts seminars in conjunction with other real estate professionals targeting potential home buyers. The Company is active with local boards of realtors, Better Business Bureaus and the Builders Association of America. All of the Company's loan representatives support these activities with extensive personal contact.


Competition

     The mortgage banking industry is highly competitive across the states where the Company conducts business and where it is seeking to expand. The Company's competitors include financial institutions, such as other mortgage bankers (Countrywide Credit Industries, Inc., Delta Financial Corp.), state and national commercial banks, savings and loan associations (Long Island Savings Bank, Dime Savings Bank), credit unions, insurance companies, and other finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than the Company.

     Competition in the mortgage banking industry is based on many factors, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, and interest rates. The Company believes that its competitive strengths include providing prompt, responsive service and flexible underwriting to independent mortgage bankers and brokers. The Company's underwriters apply its underwriting guidelines on an individual basis but have the flexibility to deviate from them when an exception or upgrade is warranted by a particular loan applicant's situation, such as evidence of a strong mortgage repayment history relative to a weaker overall consumer-credit repayment history. This provides independent mortgage bankers and brokers working with the Company the ability to offer loan packages from a diversified class of borrowers. The underwriters also have the ability to counter-offer a different product, thereby enabling the borrower to qualify for the loan.

     Since there are significant costs involved in establishing retail mortgage offices, there may be potential barriers to market entry for any company seeking to provide a full range of mortgage banking services. No single lender or group of lenders has, on a national level, achieved a dominant or even a significant share of the market with respect to loan originations for first mortgages.

     The Company believes that it is able to compete on the basis of providing prompt and responsive service and offering competitive loan programs to borrowers.

Information Systems

     The Company continues to design and integrate into its operations the ability to access critical information for management on a timely basis. The Company uses various software programs designed specifically for the mortgage lending industry. Each branch office provides headquarters and senior management with productivity and other key data. The information system provides weekly and monthly detailed information on loans in process, fees, commissions, closings, detailed monthly financial statements and all other aspects of running and managing the business. The Company anticipates using proceeds of this Offering for upgrades and improvements to its information system. The cost of doing so is estimated to be $500,000 including both software, hardware and telephone equipment for all locations. See "Use of Proceeds."


Regulation

     The Company is subject to the rules and regulations of, and examinations by, the FHA and HUD and state regulatory authorities with respect to originating, processing, underwriting and selling residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting the Company's activities. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z promulgated thereon, The Home Ownership and Equity Protection Act of 1994; the Federal Equal Opportunity Act and Regulation B promulgated thereunder ("ECOA"); the Fair Credit Reporting Act of 1994; the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X promulgated thereunder; the Home Mortgage Disclosure Act, as well as other federal and state statutes and regulations affecting the Company's business. The Company is subject to the rules and regulations of and examinations by HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate the assessment, collection, foreclosure and claims handling, regulate investment and interest payments on escrow balances, regulate payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits, and administrative enforcement actions. [Current Regulations]. See "Business -- Regulation."

     Although the Company believes that it has systems and procedures to insure compliance with these requirements and believes that it is currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, there can be no assurance of full compliance with current laws, rules and regulations or that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. In the event that the Company is unable to comply, its business and operations may be materially adversely affected.

     Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans of the kind offered by the Company.


Seasonality

     The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which sales typically peak during the spring and summer seasons and decline from January through March. Refinancings tend to be less seasonal and more closely related to changes in interest rates.


Environmental Matters

     In the course of its residential rehabilitation financings, the Company holds title to such properties until they are sold. To date the Company has not been required to perform any investigation or remediation activities, nor has it been subject to any environmental claims relating to these financings or to its traditional mortgage lending activities. There can be no assurance, however, that this will remain the case in the future. Although the Company believes that the risk of an environmental claim arising from its ownership of a residential property is small, there is that possibility, in which case the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at a property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by such parties in connection with the contamination. In addition, the Company, as the owner or former owner of a contaminated site, may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.


Employees

     As of June 30, 1997 the Company had 68 employees, substantially all of whom were employed full-time. Of these, approximately 41 were employed at the Company's Roslyn, New York headquarters, and 27 were employed at the Company's branch offices. None of the Company's employees is represented by a union. The Company considers its relations with its employees to be satisfactory.


Properties

     The Company's executive and administrative offices are located at 66 Powerhouse Road, Roslyn Heights, New York, where the Company leases approximately 6,395 square feet of office space at an annual rent of approximately $150,000. The lease expires in August 2000.

     The Company leases 1,562 square feet of general office space in Hauppauge, New York pursuant to a lease that expires on December 31, 1999 at an average annual rent of approximately $19,000. The Company also leases office space in Union, New Jersey pursuant to a lease that expires on February 28, 2002 with annual rent of $61,762.50. The Company also leases 1,670 square feet of office space in Roslyn Heights, New York pursuant to a lease that expires on January 31, 1998 with annual rent payments of $40,500.


Legal Proceedings

     In the ordinary course of its business, the Company is from time to time subject to various legal proceedings. The Company does not believe that any routine legal proceedings, individually or in the aggregate, will have a material adverse affect on the operations or financial condition of the Company.

                                  MANAGEMENT


Directors and Executive Officers

     The following table sets forth the names and ages of the Company's directors and persons nominated to become directors and executive officers and the positions they hold with the Company.




NAME                                   AGE                      POSITION
----                                   ---                      --------
Ronald Friedman (1) ...............    32     Director, President and Chief
                                              Executive Officer
Robert Friedman (1) ...............    59     Chairman of the Board of Directors, Chief
                                              Operating Officer, Secretary, and Treasurer
Timothy J. Mayette  ...............    37     Chief Financial Officer
Keith S. Haffner ..................    50     Executive Vice President
Joel L. Gold (2) ..................    56     Nominee for Director
[Independent Director] (2)   ......           Nominee for Director

------------
(1) Ronald Friedman is the son of Robert Friedman
(2) Member of Audit Committee

     Ronald Friedman has been the President and Chief Executive Officer and a Director of the Company since 1991. From 1989 through 1991, Ronald Friedman was senior mortgage consultant at ICI Mortgage Corporation. From 1987 through 1989, Ronald Friedman was a senior accountant at Touche Ross & Co., an accounting firm. Ronald Friedman received a B.A. in Accounting from the George Washington University. Ronald Friedman has been a certified public accountant since 1989.

     Robert Friedman has been the Chairman of the Board of Directors, Chief Operating Officer, Secretary and Treasurer of the Company since inception in 1991. Robert Friedman was also the Company's Chief Financial Officer until October 1997. Prior to forming the Company, Robert Friedman was senior partner specializing in real estate and mortgages at Bernstein & Friedman, P.C., an accounting firm. Robert Friedman received his BBA in accounting from the City College of New York in 1963. Robert Friedman has been a certified public accountant since 1964.

     Timothy J. Mayette joined the Company in October 1997 as the Company's Chief Financial Officer. Prior to joining the Company, Mr. Mayette was Chief Financial Officer at Mortgage Plus Equity and Loan Holdings Corp. from September 1996 through October 1997 and Vice President and Controller of BankAmerica Mortgage Corporation (formerly Arbor National Holdings, Inc.) from August 1991 through September 1996. Mr. Mayette received an MBA degree from Hofstra University in 1989 and is a certified public accountant.

     Keith S. Haffner has been the Executive Vice President of the Company since 1996. From 1994 through 1995, Mr. Haffner was Executive Vice President of Exchange Mortgage Corp., a mortgage banking company. From 1986 through 1994, Mr. Haffner was Senior Vice President of Mortgage Production Administration at Midcoast Mortgage Corp. Prior to 1986, Mr. Haffner was employed a various positions with the Mortgage Bankers Association and with the Department of Housing and Urban Development. Mr. Haffner received his B.A. in Political Science in 1969 and a Masters in Public Administration in Urban Studies and Real Estate Finance in 1972 from the American University.

     Joel L. Gold has been nominated to become a Director of the Company following the closing of the Offering. In September 1997, Mr. Gold became Vice Chairman of Coleman & Company Securities, Inc. From April 1996 through September 1997, Mr. Gold was Executive Vice President and head of investment banking at L.T. Lawrence Co., an investment banking firm. From April 1995 to April 1996, Mr. Gold was a managing director and head of investment banking at Fechtor & Detwiler. From 1993 to 1995, Mr. Gold was a managing director at Furman Selz Incorporated, an investment banking firm. Prior to joining Furman Selz, from 1991 to 1993, he was a managing director at Bear Sterns & Co., an investment banking firm. Previously, Mr. Gold was a managing director at Drexel Burnham Lambert for nineteen years. He is currently a member of the Board of Directors of Concord Camera, Sterling Vision, Inc., Life Medical Sciences and BCAM International, Inc. Mr. Gold has a law degree from New York University and an MBA from Columbia Business School.

     [Independent Director] [to be inserted].

Board of Directors

     The Board of Directors currently consists of two members. There are two vacancies on the Board. Upon completion of this Offering, the Company expects to appoint Joel L. Gold and ____________ as directors to its Board of Directors.

     The Company's Board of Directors is divided into three classes with each class consisting of, as nearly as may be possible, one-third of the total number of directors constituting the entire Board. The Company's Board of Directors presently consists of two members with one member in Class II and one member in Class III. Class III consists of Ronald Friedman, whose term will expire at the 2000 annual meeting of stockholders: and Class II consists of Robert Friedman, whose term will expire at the 1999 annual meeting of stockholders. There are currently no members, but, upon their appointment upon completion of the Offering, Class I will consist of Joel L. Gold and -------- whose terms will expire at the 1998 annual meeting of stockholders. After the initial term, each Class is elected for a term of three years. At each annual meeting, directors are elected to succeed those in the Class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.

     Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.


Board Committees

     Upon completion of this Offering, the Board of Directors will establish an Audit Committee. The Audit Committee will make annual recommendations to the Board of Directors concerning the appointment of the independent public accountants of the Company and will review the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee will be comprised of Joel L. Gold and ---------- .


Director Compensation

     Directors who are employees of the Company receive no compensation, as such, for services as members of the Board. It is expected that directors who are not employees of the Company will receive [$_____] for each Board or Committee meeting attended plus reimbursement of expenses incurred in connection with attending such meetings.


Executive Compensation

     The following table shows all the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer ("CEO") and the most highly compensated executive officers.

                                       Annual Compensation
                                    --------------------------    Other Annual
Name and Principal Posit    Year     Salary ($)     Bonus ($)     Compensation
------------------------   ------   ------------   -----------   -------------
Ronald Friedman   ......    1996      $208,000       $46,538          --
Chief Executive Officer,    1995      $126,800            --          --
President                   1994      $ 70,400            --          --
Robert Friedman   ......    1996      $107,093            --          --
Chief Operating Officer,    1995            --            --          --
Secretary, Treasurer        1994            --            --          --
Keith S. Haffner  ......    1996
Executive Vice President    1995
                            1994

Distributions of Interest

     During each of the years ending December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, Premier has made S corporation distributions to the Existing Stockholders in the aggregate amounts of $102,000, $150,000, $267,000 and $216,000, respectively. Prior to the
Exchange, Premier will declare a distribution to the Existing Stockholders in an amount equal to a portion of its undistributed S corporation earnings that will result in the Company's shareholders equity equaling $1.7 million at the date of the Offering. As of September 30, 1997, such distribution is currently estimated to be approximately $1.5 million.


Employment Agreements

     The Company will enter into employment agreements effective upon the consummation of the Offering with Ronald Friedman and Robert Friedman. Each of the employment agreements expire on December 31, 1999, unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or habitual neglect of, the performance of his duties, willful misconduct, dishonesty or breach of trust which causes the Company to suffer any loss, fine, civil penalty, judgment, claim, damage or expense, a material breach of the employment agreement, or a felony conviction), or terminated by either party with thirty (30) days' written notice, and are automatically renewed for consecutive terms, unless cancelled at least one year prior to expiration of the existing term. Each Employment Agreement provides that all of such executive's business time be devoted to the Company. In addition, each of the Employment Agreements also contain: (i) non-competition provisions that preclude each employee from competing with the Company for a period of two years from the date of the termination of his employment of the Company, (ii) non-disclosure and confidentiality provisions that all confidential information developed or made known during the term of employment shall be exclusive property of the Company, and (iii) non-interference provisions whereby, for a period of two years after his termination of employment with the Company, the executive shall not interfere with the Company's relationship with its customers or employees.

     The employment agreements include compensation plans for fiscal year 1998 as follows: Ronald Friedman and Robert Friedman will each receive a minimum salary of $250,000 each, plus options under the Company's 1997 Stock Option Plan and cash bonuses based upon the financial performance of the Company and their contribution to that performance.


Key Man Life Insurance

     The Company maintains key man term life insurance policies on the lives of Ronald Friedman and Robert Friedman in the amounts of $3,000,000 and $750,000, respectively, on which the Company is named as beneficiary.


Limitation of Liability and Indemnification of Directors and Officers

     The Certificate of Incorporation of the Company (the "Certificate") provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or
(iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The Company's By-Laws provides that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

Premier Stock Option Plan

     On April 1, 1997, the stockholders of Premier approved a stock option plan (the "Premier Plan"). In connection with the Premier Plan, 375,000 shares (as adjusted) of Common Stock are reserved for issuance pursuant to options that may be granted under the plan through March 30, 2007. To date, no options have been exercised. The options vest over a three year period following the date of the grant.

     The purpose of the Premier Plan is to encourage stock ownership by employees of the Company, its divisions and subsidiary corporations and to give them a greater personal interest in the success of the Company. The Premier Plan is administered by the Board of Directors. The Board of Directors shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Premier Plan, to administer the Premier Plan and to exercise all the powers and authorities either specifically granted to it under the Premier Plan or necessary or advisable in the administration of the Premier Plan, including, without limitation, the authority to grant Options; to determine which Options shall constitute incentive stock options ("ISO") and which Options shall constitute Non-Qualified Stock Options; to determine which Options (if any) shall be accompanied by rights or limited rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to who, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Premier Plan; to prescribe, amend and rescind rules and regulations relating to the Premier Plan; and to make all other determinations deemed necessary or advisable for the administration of the Premier Plan. The Board of Directors may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Board of Directors or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Board of Directors or such person may have under the Premier Plan.

     Options granted under the Premier Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Options granted under the Premier Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Options granted under the Premier Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     After the Exchange, the Premier Plan will be converted to a plan to be adopted by the Company's shareholders. After the Exchange there will be options to purchase 375,000 shares of the Company's Common Stock outstanding at an exercise price of $6.00.


1997 Stock Option Plan

     In October , 1997, the Board of Directors of the Company adopted, and the stockholders approved, the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan has 375,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) an ISO or (ii) non-qualified options. ISOs may be granted under the 1997 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1997 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to give them a greater personal interest in the success of the Company. The 1997 Plan is administered by the Board of Directors. The Board of Directors, within the limitations of the 1997 Plan, determines, with the approval of the Chief Executive Officer of the Company, the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, option purchase price per share, the manner of exercise, the time, manner and form of payment upon exercise of an option, and restrictions such as repurchase rights or obligations of the Company. Each option vests in four annual installments of 25% each on the first, second, third and fourth anniversary of the date of grant. Options granted under the 1997 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Options granted under the 1997 Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Options granted under the 1997 Plan are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     As of the date of this Prospectus, 1997, the Company has not granted any options to purchase shares of Common Stock under the 1997 Plan.


Options

     To date, options have not been granted to either Ronald Friedman or Robert Friedman.

     Options to purchase an aggregate of 375,000 shares at an exercise price of $6.00 per share have been granted to employees under the Premier Plan and no options have been granted to employees under the 1997 Plan.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


Certain Relationships

     Ronald Friedman, President and Chief Executive Officer of the Company, is the son of Robert Friedman, Chief Operating Officer, Secretary and Treasurer.


Reorganization and Termination of S Corporation Status

     From January 1992 through the date of this Prospectus, Premier was treated for federal income tax purposes as an S corporation, and was treated as an S corporation for certain state corporate income tax purposes under certain comparable state laws. As a result, Premier's historical earnings since January 1, 1992 have been taxed directly to Premier's stockholders at their individual federal and state income tax rates, rather than to Premier. On the date of the Exchange, pursuant to the terms of a contribution agreement (the "Contribution Agreement"), the existing Premier stockholders, Ronald Friedman and Robert Friedman (the "Existing Stockholders"), will contribute stock of Premier that they beneficially own or otherwise control to the Company in exchange for an aggregate 2,500,000 shares of Common Stock, which constitutes all of the stock of the Company outstanding prior to this Offering. As a result of the Exchange, the Company and Premier, which will be a wholly owned subsidiary of the Company, will be fully subject to federal and state income taxes, and the Company will record a deferred tax liability on its balance sheet. The amount of the deferred tax liability to be recorded as of the date of termination of Premier's S corporation status will depend upon timing differences between tax and book accounting. During each of the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, Premier has made S corporation distributions to the Existing Stockholders in the amounts of approximately $102,000, $150,000, $267,000 and $216,000, respectively.

     Prior to the Exchange, Premier will declare a distribution to its Existing Stockholders in an amount equal to a portion of its undistributed S corporation earnings. As of September 30, 1997, such amount is currently estimated to be approximately $1.5 million. Such distribution will be payable as follows: (i) immediately prior to this Offering, approximately $1 million will be payable, all of which is intended to reimburse such Existing Stockholders for, or otherwise satisfy, tax liabilities associated with S corporation earnings; and (ii) S-Notes in the aggregate principal amount of $500,000, bearing an interest rate of 10% per annum, payable in five equal quarterly installments of principal and interest, with final payments due on April 1, 1999.

     Prior to the Exchange, the Company, Premier and the Existing Stockholders entered into a tax indemnification agreement (the "Tax Agreement") relating to their respective income tax liabilities. Because the Company will be fully subject to corporate income taxation after the termination of the Company's S corporation status, the reallocation of income and deduction between the period during which the Company was treated as an S corporation and the period during which Premier and the Company will be subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreement is intended to assure that taxes are borne by the Company on the one hand and the Existing Stockholders on the other only to the extent that such parties received the related income. The Tax Agreement generally provides that, if an adjustment is made to the taxable income of Premier and the Company for a year in which it was treated as an S corporation, the Company will indemnify the Existing Stockholders, and the Existing Stockholders will indemnify the Company, against any increase in the indemnified party's income tax liability (including interest, penalties and related costs and expenses), with respect to any tax year to the extent such increase results in a related decrease in the income tax liability of the indemnifying party for that year. Moreover, the Tax Agreement specifically provides that the Existing Stockholders will not be responsible for any portion of any deferred tax liability recorded on the balance sheet of the Company upon termination of the S corporation status. The Company will also indemnify the Existing Stockholders for all taxes imposed upon them as a result of their receipt of an indemnification payment under the Tax Agreement. Any payment made by the Company to the Existing Stockholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or state taxing authorities to be non-deductible by the Company for income tax purposes. Neither parties' obligations under the Tax Agreement are secured, and, as such, there can be no assurance that the Existing Stockholders or the Company will have funds available to make any payments which may become due under the Tax Agreement.

Loans by Affiliates

     From time to time, the Company has borrowed from three affilated corporations owned by Ronald Friedman and Robert Friedman. The maximum borrowings from these affiliates were approximately $3 million in May 1997. As of June 30, 1997, $2.7 million remained outstanding, of which $2.3 million is secured by a mortgage against the residential properties in rehabilitation pursuant to a mortgage agreement. As the residential property is sold, the proceeds are used to repay the mortgage on the particular property. Interest payable pursuant to this agreement is 10% per year. The remaining $400,000 loaned to the Company by the three affiliates was loaned to the Company for working capital purposes, evidenced by a promissory note. This note is due 90 days after the effective date of the Registration Statement, at such time as the Company has reported cumulative net earnings after taxes exceeding $500,000 subsequent to December 31, 1997. The note bears an interest rate of 10% per year.

     In November 1996, Ronald Friedman loaned the Company $275,000, evidenced by a promissory note, due in full on January 1, 1998, bearing an interest rate of 8% per year.

     In addition, the Company purchased the minority interest in RF Properties Corp. from Ronald Friedman for $18,163, evidenced by a promissory note due on January 1, 1998, bearing an interest rate of 8% per year, giving the Company full ownership interest in RF Properties Corp.


Stockholders Agreement

     Prior to the effective date of this Offering, the Company will enter into a stockholders agreement with Ronald Friedman and Robert Friedman. The stockholders agreement provides that each of Ronald Friedman and Robert Friedman will vote their shares of the Company's Common Stock in favor of the other, with respect to their election to the Board of Directors. The stockholders agreement also provides for the disposition and transfer of shares. In general, the stockholders agreement provides that all transferees, with the exception of a bona fide sale to a third party at fair market value, either by the registration of those shares or by an exemption from registration, will be bound by the stockholders agreement.


Indemnity Agreement

     The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director and executive officer of the Company (the "Indemnitees"). The Indemnity Agreements provide that the Company will indemnify each Indemnitee to the fullest extent authorized or permitted by law against payment of and liability for any and all expenses actually and reasonably incurred by the Indemnitee, including, but not limited to, judgments, fines, settlements and charges, costs, expenses of investigation and expenses of defense of legal actions, suits or proceedings payable by reason of the fact that the Indemnitee is or was a director and/or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with the defense or settlement of such proceedings, provided it is determined that the Indemnitee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Indemnity Agreements also provide that all costs and expenses incurred by the Indemnitee in defending or investigating such claim shall be paid by the Company (and shall be paid by the Company in advance of the final disposition thereof at the written request of the Indemnitee if the Indemnitee undertakes to repay the Company for any costs or expenses so advanced if it shall ultimately be determined by a court of competent jurisdiction in a final non-appealable adjudication that he is not entitled to indemnification under the Indemnity Agreement) unless the Company, independent legal counsel or the stockholders of the Company determine that: (i) the Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company; (ii) in the case of any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful; or (iii) the Indemnitee intentionally breached his duty to the Company or its stockholders.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Common Stock as of the date of the Prospectus, and as adjusted to reflect the sale of 1,250,000 shares of Common Stock offered hereby, of (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock immediately prior to the Offering; (ii) each director and nominee director of the Company; (iii) each of named executive officer of the Company; and (iv) all directors and executive officers of the Company as a group.

                                                                             COMMON STOCK
                                           --------------------------------------------------------------------------------
                                                Number of Shares Beneficially            Number of Shares Beneficially
                                                 Owned Prior to Offering (1)                Owned After the Offering
                                           ---------------------------------------   --------------------------------------
Name of Beneficial Owner                    Number of Shares     Percent of Class     Number of Shares     Percent of Class
------------------------                   ------------------   ------------------   ------------------   -----------------
Ronald Friedman (2)   ..................       1,875,000                75%              1,875,000               50%
Robert Friedman (2)(4)   ...............         625,000                25%                625,000             16.66%
Timothy J. Mayette (2)..................              --                --                      --                --
Keith S. Haffner (2)....................              --                --                      --                --
Joel L. Gold (3)(5)   ..................              --                --                      --                --

[Independent Director] (5)  ............              --                --                      --                --
                                               ----------             ----               ---------             ------
 All directors and executive officers as
   a group   ...........................       2,500,000               100%              2,500,000             66.66%
                                               ==========             ====               ==========            ======

------------
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Address is c/o PMCC Financial Corp., 66 Powerhouse Road, Roslyn Heights, New York 11577.

(3) Address is c/o Coleman & Company Securities, Inc., 717 Fifth Avenue, New York, New York 10022.

(4) Includes an aggregate of 40,000 shares owned by Robert Friedman's daughters, Donna Joyce and Suzanne Gordon, as to which he claims beneficial ownership.

(5) Nominees for Director.


                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), none of which is presently issued and outstanding, and 40,000,000 shares of Common Stock, par value $.01 per share, of which 2,500,000 shares were issued and outstanding following the contribution by the Existing Stockholders of their stock in Premier to the Company pursuant to the Contribution Agreement and are beneficially owned by Ronald Friedman and Robert Friedman.


Common Stock

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company. Holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Company's Board of Directors out of funds legally available to the Company. The Company currently intends to retain all future earnings for the use in the operation of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the assets remaining after payment of all liabilities and liquidation of preferences if any. Shares of Common Stock are not redeemable and have no preemptive or similar rights to subscribe for additional shares. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will, upon issuance and payment, be fully paid and non-assessable.

Preferred Stock

     The Board of Directors has the authority to cause the Company to issue without any further vote or action by the stockholders, up to 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely effect the voting power of the holders of Common Stock, including the loss of voting control. The Company has no present plans to issue any shares of preferred stock. See "Risk Factors -- Anti-Takeover Provisions."


Anti-Takeover Provisions; Section 203 of the Delaware General Corporation Law

     The Company is subject to Section 203 of the Delaware General Corporation Law. In general, this statute restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) the transaction is approved by the Board of Directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the Board of Directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. The Company's Certificate of Incorporation excludes Ronald Friedman and Robert Friedman from the definition of "interested stockholder."

     The Company's Certificate of Incorporation and By-Laws include certain provisions which may have an anti- takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including attempts that might result in a premium over the market for the shares held by the stockholders and could make it more difficult to remove incumbent management. The Company's Certificate of Incorporation or By-Laws provide (i) that the Board of Directors will be divided into three classes of directors serving staggered three year terms resulting in approximately one-third of the Company's Board of Directors being elected each year; (ii) that directors may be removed from office only for cause and only by the affirmative vote of the holders of 66 2/3% of the then outstanding shares of capital stock entitled to vote generally in an election of directors; (iii) that, except as otherwise required by law, vacancies in the Board of Directors may be filled only by the remaining directors; (iv) that commencing with the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders and not by written consent of the stockholders; (v) that any meeting of stockholders may be called only upon the affirmative vote of at least a majority of the members of the Board of Directors; and (vi) for an advance notice procedure for the nomination other than by or at the discretion of the Board of Directors or a committee of the Board of Directors the candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of the stockholders. In general, notice of an intent to nominate a director or raise business at such meetings must be received by the Company not less than sixty
(60) nor more than ninety (90) days before the meeting and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning stockholders submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least 66 2/3% of the voting power of the Company's stock is required to alter, amend, repeal or adopt any provision inconsistent with the provisions described in this paragraph.

     The Delaware statute, the Certificate of Incorporation and the By-Laws may discourage certain types of transactions involving an actual or potential change in control of the Company.


Transfer Agent

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The 1,250,000 shares of Common Stock sold in this Offering will be freely transferable without restriction or further registration under the Securities Act of 1933 ("Securities Act") unless acquired by an "affiliate" of the Company within the meaning of the Securities Act. Upon completion of this Offering, the Existing Stockholders of the Company will own 2,500,000 shares of Common Stock. All of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities ("Rule 144"). Upon expiration of the contractual restrictions between the Company, its officers and directors and the Underwriter, beginning fifteen months after the date of this Prospectus, these shares will be available for sale in the public market, subject to compliance with Rule 144.

     Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company, or who has beneficially owned shares for at least one year which were issued and sold in reliance upon certain exemptions from registration under the Act ("Restricted Shares"), is entitled to sell within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who has beneficially owned Restricted Shares for at least two years and who is not an affiliate of the Company may sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 of the Securities Act ("Rule 701") may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning one year after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     Prior to the Offering, there has been no public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of Restricted Shares or the availability of Restricted Shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Restricted Shares in the public market could adversely affect prevailing market prices.

                                 UNDERWRITING


     The Underwriters named below (the "Underwriters"), for whom Coleman and Company Securities, Inc. ("Coleman") is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, between the Company and the Representative (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock set forth opposite their name below:

                                                             Number of
Underwriter                                                    Shares
-----------                                                  ---------
            Coleman and Company Securities, Inc.   ......
                                                             ---------
                 Total  .................................    1,250,000
                                                             =========

     The Underwriters are committed to purchase all of the Common Stock offered hereby, if any of the Common Stock is purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representative that its proposes initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page hereof and to certain dealers (who may be Underwriters) at a price that represents a concession not in excess of $__________ per share under the initial public offering price. The Underwriter may allow, and such dealers may re-allow, a concession not in excess of $_________ per share to other Underwriters or to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriter. The Underwriter has informed the Company that it does not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the gross proceeds from the sale of the Common Stock offered hereby, of which $50,000 has been paid as of the date of this Prospectus.

     The Company shall bear all fees and expenses incurred by the Company in connection with the preparation and filing of such Post-Effective Amendment or new Registration Statement except the holders of the Underwriter's Warrants shall pay any underwriting discounts or commission and expenses of their own legal counsel. In addition, the Company has agreed to pay the Underwriter a finder's fee equal to ___% of all consideration in the event that the Underwriter originates a financing, merger, acquisition, joint venture or other transaction to which the Company is a party.

     The Company has granted to the Underwriter an over-allotment option, exercisable for 45 days from the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock, respectively, at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions (the "Over-Allotment Option"). To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of shares of Common Stock as the percentage it was obligated to purchase pursuant to the Underwriting Agreement. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the same of the Common Stock offered hereby. The Underwriter may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby.

     In connection with this Offering, the Company has agreed to sell to the Representative and its designees, for nominal consideration, warrants to purchase from the Company up to 125,000 shares of Common Stock (the "Representative's Warrants"). The Representative's Warrants are exercisable at a price of $9.60 per share (120% of the initial public offering price per share) for a period of four years commencing at the beginning of the second year after their issuance and sale. The Representative's Warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this Prospectus, except to officers of the Representative. The Representative's Warrants provide for adjustments in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the shares of Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the Common Stock issuable upon exercise of the Representative's Warrants.

     In connection with this Offering, the Company has agreed to appoint a designee of Coleman as a director for a period of three years. Coleman's initial designee is Joel L. Gold. Additionally, Coleman has been named as an investment banking adviser for a 24 month period effective upon the consummation of this Offering. For such services, the Company has agreed to pay Coleman a monthly fee of $3,000.

     All of the officers, directors and security holders of the Company as of the date of this Prospectus have agreed not to, directly or indirectly, offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any equity securities of the Company for a period of fifteen (15) months following the effective date of the Registration Statement without the prior written consent of the Representative. An appropriate legend shall be marked on the reverse of the certificate representing all such securities. The Company has agreed not to, without the prior written consent of the Representative, offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any equity securities for a period of fifteen
(15) months following the effective date of the Registration Statement, except for options under the Option Plan which have an exercise price no less than the market price of the Common Stock on the date of grant.

     The shares underlying the Representative's Warrant issued in connection with this Offering are included in the aggregate number of shares covered by this Registration Statement.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Company's Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid or purchase Common Stock of the Company for the purpose of stabilizing its market price. The Underwriters also may create a short position of the account of the Underwriters by selling more of the Common Stock in connection with the Offering then they are committed to purchase from the Company, and in such case may purchase Common Stock of the Company in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating int he Offering) for the account of other Underwriters, the selling concession with respect to the shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may stabilize or maintain the price of the Common Stock of the Company at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if, if they are undertaken, they may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Underwriter. Among the factors considered in determining the initial public offering price are the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the offering and the market prices and earnings of similar securities of comparable companies at the time of the offering and prevailing market and economic conditions.

     The foregoing is a summary of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York. Brock Fensterstock Silverstein McAuliffe & Wade LLC, New York, New York has acted as legal counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

     The Consolidated Financial Statements of Premier Mortgage Corporation and its subsidiaries as of December 31, 1996, and for the year then ended, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Premier Mortgage Corporation and its subsidiaries as of December 31, 1995, and for the years ended December 31, 1994 and 1995, have been included herein and in the Registration Statement in reliance upon the report of Freeberg & Freeberg, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements audited by Freeberg & Freeberg contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In 1996, the Company determined to change auditors to KPMG Peat Marwick LLP. There were no disagreements at any time between the Company and Freeberg & Freeberg pertaining to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.


                             AVAILABLE INFORMATION

     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 or Seven World Trade Center, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission in Washington, D.C. 20549. Statements contained in the Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

                                     INDEX

                                                                                           Page. No.
                                                                                          -----------
Reports of Independent Auditors  ......................................................       F-2
Consolidated Financial Statements:
 Balance Sheets at December 31, 1996 and 1995 and at June 30, 1997 (unaudited) ........       F-4
 Statements of Operations for the Years Ended December 31, 1996, 1995 and 1994
    and for the Six Months Ended June 30, 1997 (unaudited)  and June 30, 1996 (unaudited)     F-5
 Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1996,
    1995 and 1994 and for the Six Months Ended June 30, 1997 (unaudited) ..............       F-6
 Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994
    and for the Six Months Ended June 30, 1997 (unaudited) and June 30, 1996 (unaudited)      F-7
Notes to Consolidated Financial Statements   ..........................................    F-8 -- F17

                         Independent Auditors' Report


The Shareholders
Premier Mortgage Corporation:

     We have audited the accompanying consolidated balance sheet of Premier Mortgage Corporation and subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Mortgage Corporation and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP




Jericho, New York
March 31, 1997

                         Independent Auditors' Report


To the Board of Directors
Premier Mortgage Corporation
Roslyn Heights, New York 11577


Gentlemen:


     We have audited the accompanying balance sheet of Premier Mortgage Corporation as of December 31, 1995 and the related statements of operations and changes in shareholders' equity, and cash flows for the years ended December 31, 1995 and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Mortgage Corporation as of December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and December 31, 1994, in conformity with generally accepted accounting principles.




Freeberg & Freeberg
Certified Public Accountants

Westbury, New York
April 2, 1996

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                         June 30,                    December 31,
                                               -----------------------------   -------------------------
                                                 Pro forma
                                                    1997            1997           1996          1995
                                               --------------   ------------   ------------   ----------
                                                          (Unaudited)
                        Assets
Cash and cash equivalents    ...............   $    635,434        635,434        409,788       399,957
Debt and equity securities available-for-
 sale   ....................................        192,000        192,000         75,000       354,495
Mortgage loans held for sale, net  .........     33,766,460     33,766,460     12,712,737     6,893,802
Mortgage loans held for investment    ......        115,783        115,783        138,052       140,292
Accrued interest receivable  ...............         81,994         81,994         53,161        10,114
Other receivables, net of allowance for
 indemnity losses of $47,338, $47,338,
 $28,500 and $0, respectively...............        415,179        415,179        208,769       132,624
Real estate owned held for sale    .........     10,155,059     10,155,059      3,246,361            --
Furniture, fixtures and equipment, net of
 accumulated depreciation and
 amortization of $161,218, $161,218,
 $131,726 and $84,295, respectively   ......        244,943        244,943        209,937       206,891
Prepaid expenses and other assets  .........        101,291        101,291         99,421        93,416
                                               -------------    -----------    -----------    ----------
   Total assets    ........................    $ 45,708,143     45,708,143     17,153,226     8,231,591
                                               =============    ===========    ===========    ==========
     Liabilities and Shareholders' Equity
Liabilities:
 Notes payable -- warehouse lines of
   credit  .................................     39,364,496     39,364,496     13,923,063     6,476,359
 Notes payable -- shareholder   ............        293,163        293,163        275,000            --
 Due to affiliates  ........................      2,712,528      2,712,528        761,661       465,358
 Accrued expenses and other liabilities ....        556,653        556,653        285,785       175,516
 Federal and state income tax payable   ....         12,000         12,000         12,000            --
 Deferred tax liability   ..................        150,000             --             --            --
 S corporation distribution payable   ......        919,303             --             --            --
                                               -------------    -----------    -----------    ----------
    Total liabilities    ..................      44,008,143     42,938,840     15,257,509     7,117,233
                                               -------------    -----------    -----------    ----------
Minority interest in net assets of
 subsidiary   ..............................             --             --         18,163            --
                                               -------------    -----------    -----------    ----------
Shareholders' equity:
 Common stock, Class A, no par value;
   2,500 shares authorized; 100 shares
   issued and outstanding    ...............          5,000          5,000          5,000         5,000
 Common stock, Class B, no par value;
   1,000 shares authorized; 25 shares
   issued and outstanding    ...............          1,250          1,250          1,250         1,250
 Additional paid-in capital  ...............        711,775        711,775        711,775       711,775
 Retained earnings  ........................        864,975      1,934,278      1,159,529       392,758
 Unrealized gain on securities
   available-for-sale, net   ...............        117,000        117,000             --         3,575
                                               -------------    -----------    -----------    ----------
   Total shareholders' equity   ............      1,700,000      2,769,303      1,877,554     1,114,358
                                               -------------    -----------    -----------    ----------
     Total liabilities and
       shareholders' equity  ...............   $ 45,708,143     45,708,143     17,153,226     8,231,591
                                               =============    ===========    ===========    ==========

          See accompanying notes to consolidated financial statements.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Operations

                                              For the six months
                                                ended June 30,             For the years ended December 31,
                                          ---------------------------   --------------------------------------
                                              1997           1996          1996          1995          1994
                                          -------------   -----------   -----------   -----------   ----------
                                                  (Unaudited)
Revenues:
 Loan origination fees, interest income
   and gains on sales of mortgage
   loans, net  ........................   $ 5,058,890     2,798,649     6,840,199     3,400,481     1,184,957
 Earnings from sales of real estate
   owned    ...........................       552,840            --       284,309            --            --
 Gain on sale of securities available-
   for-sale    ........................            --        29,605        29,605            --         1,562
                                          ------------    ----------    ----------    ----------    ----------
                                            5,611,730     2,828,254     7,154,113     3,400,481     1,186,519
                                          ------------    ----------    ----------    ----------    ----------
Expenses:
 Compensation and benefits    .........     2,637,417     1,620,454     3,674,490     2,069,443       709,071
 Advertising and promotion    .........        95,668        76,442       207,381        71,879        55,798
 Brokers fees paid and other loan costs       292,117        63,629       237,147        85,555            --
 Occupancy and equipment   ............       171,405        87,505       208,929       157,734        84,588
 Messenger service   ..................        53,498        35,154        81,400        50,533        21,030
 Office supplies and expense  .........        84,664        77,674       155,868        83,087        34,316
 Telephone  ...........................        93,553        56,898       120,239       106,547        61,328
 Interest expense    ..................       707,778       282,360       839,284       245,281        20,132
 Other operating expenses  ............       468,619       195,587       564,190       327,262       138,244
                                          ------------    ----------    ----------    ----------    ----------
                                            4,604,719     2,495,703     6,088,928     3,197,321     1,124,507
                                          ------------    ----------    ----------    ----------    ----------
Income before income tax expense and
 minority interest   ..................     1,007,011       332,551     1,065,185       203,160        62,012
Income tax expense   ..................        16,506         1,790        13,790         7,631            --
                                          ------------    ----------    ----------    ----------    ----------
   Income before minority interest.....       990,505       330,761     1,051,395       195,529        62,012
Minority interest in net income of
 subsidiary    ........................            --            --        17,863            --            --
                                          ------------    ----------    ----------    ----------    ----------
   Net income  ........................   $   990,505       330,761     1,033,532       195,529        62,012
                                          ============    ==========    ==========    ==========    ==========
Unaudited pro forma information:
 Provision for pro forma income taxes .       400,975       138,547       435,058        73,658        17,895
                                          ------------    ----------    ----------    ----------    ----------
 Pro forma net income   ...............   $   589,530       192,214       598,474       121,871        44,117
                                          ============    ==========    ==========    ==========    ==========
 Pro forma net income per share of
   common stock   .....................   $       .23                         .24
                                          ============                  ==========
 Pro forma weighted average number of
   shares and share equivalents
   outstanding    .....................     2,547,134                   2,500,000
                                          ============                  ==========

          See accompanying notes to consolidated financial statements.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

           Consolidated Statements of Changes in Shareholders' Equity

                                                                                             Unrealized
                                                                                               gain on
                                                             Additional                      securities
                                                 Capital      paid-in        Retained        available-
                                                  stock       capital        earnings       for-sale, net        Total
                                                ---------   ------------   -------------   ---------------   -------------
Balance at December 31, 1993  ...............    $ 5,000      113,025         387,014              --           505,039
Net income  .................................         --           --          62,012              --            62,012
Distributions  ..............................         --           --        (102,020)             --          (102,020)
                                                 --------     --------      ---------         -------         ---------
Balance at December 31, 1994  ...............      5,000      113,025         347,006              --           465,031
Issuance of capital stock  ..................      1,250           --              --              --             1,250
Net income  .................................         --           --         195,529              --           195,529
Capital contribution    .....................         --      598,750              --              --           598,750
Distributions  ..............................         --           --        (149,777)             --          (149,777)
Unrealized gain on securities
 available-for-sale, net   ..................         --           --              --           3,575             3,575
                                                 --------     --------      ---------         -------         ---------
Balance at December 31, 1995  ...............      6,250      711,775         392,758           3,575         1,114,358
Net income  .................................         --           --       1,033,532              --         1,033,532
Decrease in unrealized gain on securities
 available-for-sale, net   ..................         --           --              --          (3,575)           (3,575)
Distributions  ..............................         --           --        (266,761)             --          (266,761)
                                                 --------     --------      ---------         -------         ---------
Balance at December 31, 1996  ...............      6,250      711,775       1,159,529              --         1,877,554
Net income  .................................         --           --         990,505              --           990,505
Distributions  ..............................         --           --        (215,756)             --          (215,756)
Unrealized gain on securities
 available-for-sale, net   ..................         --           --              --         117,000           117,000
                                                 --------     --------      ---------         -------         ---------
Balance at June 30, 1997 (unaudited)   ......    $ 6,250      711,775       1,934,278         117,000         2,769,303
                                                 ========     ========      =========         =======         =========

          See accompanying notes to consolidated financial statements.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                                                        For the six months
                                                                          ended June 30,
                                                                 ---------------------------------
                                                                       1997             1996
                                                                 ----------------  ---------------
                                                                            (Unaudited)
Cash flows from operating activities:
 Net income    ................................................  $     990,505          330,761
 Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation and amortization  ..............................         29,492           20,000
  (Increase) decrease in accrued interest receivable  .........        (28,833)         (53,186)
  (Decrease) increase in minority interest in net income of
   subsidiary  ................................................        (18,163)              --
  Net increase in mortgage loans held for sale  ...............    (20,695,723)      (3,061,143)
  Net increase in real estate owned held for sale  ............     (6,908,698)        (118,895)
  Provision for indemnity losses    ...........................         18,838               --
  Net (increase) decrease in deferred loan costs   ............       (358,000)         (83,000)
  Gains on sale of securities available-for-sale   ............             --          (29,605)
  (Increase) decrease in other receivables   ..................       (225,248)        (177,187)
  (Increase) decrease in prepaid expenses and other assets  ...         (1,870)          24,664
  Increase (decrease) in due to affiliates   ..................      1,950,867         (465,358)
  Increase in accrued expenses, tax payable and other
   liabilities    .............................................        270,868           39,159
                                                                 --------------     -----------
     Net cash used in operating activities   ..................    (24,975,965)      (3,573,790)
                                                                 --------------     -----------
Cash flows from investing activities:
 Proceeds from sales of securities available-for-sale    ......             --          380,525
 Purchases of furniture, fixtures and equipment, net of
  dispositions    .............................................        (64,498)          (6,870)
 Purchases of securities available-for-sale  ..................             --               --
 Principal repayments on mortgage loans held for investment             22,269              884
 Purchase of mortgage loan held for investment  ...............             --               --
 Sale of mortgage loan held for investment, net    ............             --               --
                                                                 --------------     -----------
     Net cash (used in) provided by investing activities    ...        (42,229)         374,539
                                                                 --------------     -----------
Cash flows from financing activities:
 Distributions to shareholders   ..............................       (215,756)        (114,805)
 Net increase in notes payable-shareholder   ..................         18,163               --
 Net increase in notes payable-warehouse lines of credit    ...     25,441,433        3,242,243
 Proceeds from issuance of common stock and capital
  contribution    .............................................             --               --
                                                                 --------------     -----------
     Net cash provided by financing activities  ...............     25,243,840        3,127,438
                                                                 --------------     -----------
Net increase (decrease) in cash and cash equivalents  .........        225,646          (71,813)
Cash and cash equivalents at beginning of period   ............        409,788          399,957
                                                                 --------------     -----------
Cash and cash equivalents at end of period   ..................  $     635,434          328,144
                                                                 ==============     ===========
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest  ...................................................  $     576,883          258,877
                                                                 ==============     ===========
  Income taxes    .............................................  $      25,365            6,057
                                                                 ==============     ===========

                                                                        For the years ended December 31,
                                                                 -----------------------------------------------
                                                                      1996             1995            1994
                                                                 ---------------  ---------------  -------------
Cash flows from operating activities:
 Net income    ................................................     1,033,532          195,529         62,012
 Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation and amortization  ..............................        47,431           35,875         20,601
  (Increase) decrease in accrued interest receivable  .........       (43,047)         (10,114)           670
  (Decrease) increase in minority interest in net income of
   subsidiary  ................................................        17,863               --             --
  Net increase in mortgage loans held for sale  ...............    (5,730,935)      (6,115,275)      (556,527)
  Net increase in real estate owned held for sale  ............    (3,246,361)              --             --
  Provision for indemnity losses    ...........................        28,500               --             --
  Net (increase) decrease in deferred loan costs   ............       (87,700)        (197,000)         7,000
  Gains on sale of securities available-for-sale   ............       (29,605)              --         (1,562)
  (Increase) decrease in other receivables   ..................      (104,645)        (143,414)        12,633
  (Increase) decrease in prepaid expenses and other assets  ...        (6,005)           1,458        (26,679)
  Increase (decrease) in due to affiliates   ..................       296,303          457,535           (900)
  Increase in accrued expenses, tax payable and other
   liabilities    .............................................       122,269          106,462          8,530
                                                                  -----------      -----------      ---------
     Net cash used in operating activities   ..................    (7,702,400)      (5,668,944)      (474,222)
                                                                  -----------      -----------      ---------
Cash flows from investing activities:
 Proceeds from sales of securities available-for-sale    ......       380,525               --         11,562
 Purchases of furniture, fixtures and equipment, net of
  dispositions    .............................................       (50,477)        (121,397)       (48,686)
 Purchases of securities available-for-sale  ..................       (75,000)        (350,920)       (10,000)
 Principal repayments on mortgage loans held for investment             2,240            1,961          1,239
 Purchase of mortgage loan held for investment  ...............            --               --        (80,000)
 Sale of mortgage loan held for investment, net    ............            --               --         95,000
                                                                  -----------      -----------      ---------
     Net cash (used in) provided by investing activities    ...       257,288         (470,356)       (30,885)
                                                                  -----------      -----------      ---------
Cash flows from financing activities:
 Distributions to shareholders   ..............................      (266,761)        (149,777)      (102,020)
 Net increase in notes payable-shareholder   ..................       275,000               --             --
 Net increase in notes payable-warehouse lines of credit    ...     7,446,704        5,919,832        556,527
 Proceeds from issuance of common stock and capital
  contribution    .............................................            --          600,000             --
                                                                  -----------      -----------      ---------
     Net cash provided by financing activities  ...............     7,454,943        6,370,055        454,507
                                                                  -----------      -----------      ---------
Net increase (decrease) in cash and cash equivalents  .........         9,831          230,755        (50,600)
Cash and cash equivalents at beginning of period   ............       399,957          169,202        219,802
                                                                  -----------      -----------      ---------
Cash and cash equivalents at end of period   ..................       409,788          399,957        169,202
                                                                  ===========      ===========      =========
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest  ...................................................       754,284          188,616         20,132
                                                                  ===========      ===========      =========
  Income taxes    .............................................         8,222            2,357         16,176
                                                                  ===========      ===========      =========

          See accompanying notes to consolidated financial statements.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996


(1) Summary of Significant Accounting Policies

     Premier Mortgage Corporation (the Company) was incorporated on December 20, 1989, under the laws of the State of New Jersey and was licensed as a mortgage banker in New Jersey in January 1991. Its principal business activity is the origination of mortgage loans and the immediate sale of such loans in the secondary market. Currently all loans are sold servicing released.

     The Company also performs business in the State of New York as PMC Mortgage Co. Operations began as a mortgage broker in March 1992, and as a licensed mortgage banker in September 1994.

     The Company is also licensed as a mortgage banker in the states of Connecticut and Florida.

     At June 30, 1997, the Company had four wholly-owned subsidiaries: RF Properties Corp., which was incorporated on August 1, 1996 and, through December 31, 1996 was 77% owned by the Company (on January 1, 1997, the Company purchased the remaining interest from the sole minority shareholder); and Jericho Properties Corp., 66 Properties Corp. and JSF Properties Corp., which began business during the first half of 1997 and are all wholly-owned by the Company. The principal business activities of the subsidiaries are to provide short-term financing for the purchase, rehabilitation and resale of vacant one-to-four family residences.

     In April 1997, the Company opened its BCD division which closes and pools BCD (subprime) type loans. The pools are put out to bid based upon a weighted average coupon price.

     All of the shares of the Company are beneficially owned by two individuals, one of which also owned the minority interest in RF Properties Corp.


(a) Basis of Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles (GAAP).

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and results of operations for the periods then ended. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

     The Company prepares its consolidated financial statements using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified balance sheet presentation would have aggregated current assets, current liabilities, and net working capital as follows:

                                                      December 31,
                                  June 30,      -------------------------
                                    1997            1996          1995
                               --------------   ------------   ----------
                                (Unaudited)
Current assets  ............   $ 45,425,983     16,774,320     7,861,930
Current liabilities   ......     42,938,840     15,257,509     7,099,753
                               -------------    -----------    ----------
Net working capital   ......   $  2,487,143      1,516,811       762,177
                               =============    ===========    ==========

(b) Consolidation

     The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(1) Summary of Significant Accounting Policies  -- (Continued)

(c) Cash and Cash Equivalents

     For the purposes of reporting cash flows, cash includes cash on hand and money market accounts with a maturity of three months or less.


(d) Securities

     At June 30, 1997 and December 31, 1996 and 1995, the Company classified its holdings of debt securities and readily marketable equity securities as "available for sale", which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. At the time of new securities purchases, a determination will be made as to the appropriate classification pursuant to Statement of Financial Accounting Standards (SFAS) No.115, "Accounting for Certain Investments in Debt and Equity Securities".

     Premiums and discounts on debt securities, if any, are amortized to expense and accreted to income over the estimated life of the respective security using the interest method. Gains and losses on the sales of securities are recognized on realization, using the specific identification method, and shown separately in the consolidated statements of operations.


(e) Mortgage Loans Held for Sale

     Mortgage loans held for sale, net of any deferred loan origination fees or costs, are carried at the lower of cost or market value as determined by outstanding commitments from investors. Gains resulting from sales of mortgage loans are recognized as of the date the loans are shipped to permanent investors. Included in mortgage loans held for sale at June 30, 1997 and December 31, 1996 and 1995 are approximately $13,874,000, $10,148,000 and
$1,579,000, respectively, in loans shipped but not yet funded by permanent investors. Such funding generally occurs within 10 days of shipping.


(f) Mortgage Loans Held for Investment

     Mortgage loans held for investment is comprised of one loan which was originated and loans (one at June 30, 1997 and two at December 31, 1996 and 1995) which were purchased by the Company in prior years for the purpose of holding for investment.


(g) Real Estate Owned Held for Sale

     Real estate owned held for sale (REO) represents residential rehabilitation properties being financed for resale. Each of the Company's subsidiaries serves as a conduit for the purchase and resale of the properties: the properties are acquired and marketed by various independent contractors but funded by, and titled in the name of, one of the subsidiaries; upon sale, the subsidiaries are reimbursed for acquisition and renovation costs plus an agreed-upon fee; in the event the properties are not sold within an agreed-upon time period, generally 75 to 90 days of acquisition, the subsidiaries are also entitled to receive an interest cost-to-carry. Earnings from sales of real estate owned are shown net in revenues in the consolidated statements of operations except for funding costs, which are included in interest expense on warehouse lines of credit and amounted to approximately $134,000 and $77,000, respectively, for the six months ended June 30, 1997 and the year ended December 31, 1996.


(h) Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation utilizing the straight-line method over the estimated useful lives of the assets.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(1) Summary of Significant Accounting Policies  -- (Continued)

(i) Commitment Fees

     Commitment fees received, which arise from agreements with borrowers that obligate the Company to make a loan or to satisfy an obligation under a specified condition, are initially deferred and recognized as income as loans are delivered to investors, or when it is evident that the commitment will not be utilized.

(j) Loan Origination Fees

     Loan origination fees received, to the extent they represent a reimbursement of the direct costs to originate loans, are recognized as income in the period that the related loans are closed. The balance of loan origination fees and loan commitment fees, and direct costs in excess of fees received, are deferred and recognized as income when the loans are sold to investors. The effect of accounting for such fees in accordance with SFAS No.91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases", would not have a material effect on the financial position or the results of operations of the Company.

(k) Income Taxes

     The Company, 66 Properties Corp. and JSF Properties Corp. have elected to be treated as S corporations for both Federal and New York and New Jersey state income tax purposes as of and for the six months ended June 30, 1997 and 1996, and as of and for the years ended December 31, 1996, 1995 and 1994. As a result, the income of the Company and the aforementioned subsidiaries is taxed directly to the individual shareholders.

     RF Properties Corp. was taxed as a regular C corporation for both Federal and state income tax purposes for the period from August 5, 1996 (commencement of operations) to December 31, 1996, as well as, together with Jericho Properties Corp., for the month ended January 31, 1997; thereafter, these subsidiaries also elected to be treated as an S corporations for both Federal and state income tax purposes.

(l) Recent Accounting Pronouncements

     In June 1996, the Financial Accounting Standards Board issued SFAS No.125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and was adopted by the Company effective January 1, 1997.


(2) Interim Period Information

     The unaudited financial statements and related notes as of June 30, 1997 and for the six-month periods ended June 30, 1996 and 1997 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the statements of operations, cash flows and balance sheets as of and for the periods presented.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(3) Debt and Equity Securities Available-for-Sale


     The amortized cost and estimated fair values of securities are summarized as follows:

                                               June 30, 1997
                           ------------------------------------------------------
                                            Gross          Gross        Estimated
                            Amortized     unrealized     unrealized       fair
                              cost          gains          losses        value
                           -----------   ------------   ------------   ----------
Available-for-sale:
 Equity security:
  Common stock   ......      $ 75,000      117,000            --        192,000
                            =========      =======          ====        =======

                                            December 31, 1996
                           ------------------------------------------------------
                                            Gross          Gross        Estimated
                            Amortized     unrealized     unrealized       fair
                              cost          gains          losses        value
                           -----------   ------------   ------------   ----------
Available-for-sale:
 Debt security:
  12% convertible note   ..  $ 75,000          --             --         75,000
                            =========        ====           ====         ======

                                                December 31, 1995
                            ------------------------------------------------------
                                             Gross          Gross       Estimated
                             Amortized     unrealized     unrealized       fair
                               cost          gains          losses        value
                            -----------   ------------   ------------   ----------
Available-for-sale:
 Equity securities:
  Money market mutual fund.  $ 350,920       6,294          2,719        354,495
                             ==========      =====          =====        =======

     In 1996, the Company purchased a 12% convertible note from an investment company. The convertible note matures the earlier of December 31, 1999, or the initial public offering of the investment company. The investment company became a public company in March 1997, upon which the note was converted to shares of common stock. Because the common stock is restricted and cannot currently be sold in the open market, the Company estimated fair value at a significant discount from the common stock's quoted price.

     The Company realized a gross gain of approximately $30,000 and $2,000 for the years ended December 31, 1996 and 1994, respectively, on the sale of its equity securities available-for-sale.

(4) Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment at June 30, 1997 and December 31, 1996 and 1995 and their related useful lives are summarized as follows:

                                                                            December 31,
                                                       June 30,     ----------------------------
                                                         1997           1996            1995        Life in years
                                                     ------------   -------------   ------------   --------------
Furniture and fixtures    ........................   $ 248,140         220,543        210,356            7
Office machinery and equipment  ..................     158,021         121,120         80,830            5
                                                     ----------      ---------       --------
                                                       406,161         341,663        291,186
Accumulated depreciation and amortization   ......    (161,218)       (131,726)       (84,295)
                                                     ----------      ---------       --------
Furniture, fixtures and equipment, net   .........   $ 244,943         209,937        206,891
                                                     ==========      =========       ========

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(4) Furniture, Fixtures and Equipment  -- (Continued)

     Depreciation and amortization expense, included in occupancy and equipment in the consolidated statements of operations, amounted to $29,492 and $20,000 for the six months ended June 30, 1997 and 1996, respectively, and $47,431, $35,875 and $20,601 for the years ended December 31, 1996, 1995 and
1994, respectively.


(5) Notes Payable

     Notes payable consisted of the following at June 30, 1997 and December 31, 1996 and 1995:

                                                                               December 31,
                                                           June 30,      -------------------------
                                                             1997            1996          1995
                                                        --------------   ------------   ----------
Warehouse facility - PNC  ...........................   $ 39,364,496     13,923,063            --
Warehouse line of credit - Fleet (formerly NatWest) .             --             --     2,488,447
Warehouse line of credit - China Trust   ............             --             --     3,987,912
Notes payable - shareholder  ........................        293,163        275,000            --
                                                        -------------    -----------    ----------
                                                        $ 39,657,659     14,198,063     6,476,359
                                                        =============    ===========    ==========

     At June 30, 1997 and December 31, 1996 and 1995, approximately $32,349,000, $12,713,000 and $6,476,000, respectively, of the mortgage loans held for sale were pledged to secure notes payable to the various financial institutions under warehouse lines of credit agreements. The notes are repaid as the related mortgage loans are sold or collected.

     The total lines of credit at June 30, 1997 and December 31, 1996 and 1995, were $24,000,000, $15,000,000 and $10,000,000, respectively. The Company may borrow up to 98% of the face value of the closed mortgage loans. In 1997 and 1996, a portion of the line of credit was also used to fund purchases of residential rehabilitation properties. The terms of the current line of credit call for an interest rate over the one month London Interbank Offered Rate (LIBOR), of 2% for adjustable rate mortgages and 2.25% for fixed rate mortgages. At December 31, 1995, the interest rate was .75% over the banks' prime rate.

     At June 30, 1997, the Company had additional financing available under a mortgage loan purchase agreement with PNC. The agreement provides the Company up to $24 million of additional funds for loan originations through the Company's sale to PNC of originated mortgage loans previously funded under the line of credit and committed to be sold to institutional investors. Under the agreement, which is being accounted for as a financing, the Company is required to arrange for the institutional investors to take delivery of the loans, generally within 20 days of their sale to PNC; otherwise it is required to repurchase the loans. PNC has discretion as to the amounts of loan purchases it is willing to make and the agreement is terminable by PNC at any time.

     The Company had $25,499,000 outstanding under the $24,000,000 line of credit and $13,865,000 outstanding under the $24,000,000 mortgage loan purchase agreement at June 30, 1997.

     The notes payable to shareholder are due in full on January 1, 1998 and bear interest at an annual rate of 8.00%, also payable on January 1, 1998.


(6) Noncancelable Operating Leases

     The Company is obligated under various operating lease agreements relating to branch and executive offices. Lease terms expire during the years 1998 to 2002, subject to renewal options. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(6) Noncancelable Operating Leases  -- (Continued)

     The following schedule represents future minimum rental payments required under noncancelable operating leases for office space and equipment as of December 31, 1996:

            Year ending December 31:
                  1997   ...........................   $ 188,656
                  1998   ...........................     173,924
                  1999   ...........................     178,091
                  2000   ...........................      85,990
                  2001   ...........................      61,763
                  Thereafter   .....................      61,763
                                                       ----------
            Total minimum payments required   ......   $ 750,187
                                                       ==========

     Total rent expense for the six months ended June 30, 1997 and 1996 was $102,886 and $50,917, respectively, and for the years ended December 31, 1996, 1995 and 1994 was $114,674, $64,189 and $35,198, respectively.

(7) Employee Benefits

     The Company maintains a 401(k) Profit Sharing Plan (the 401(k) Plan) which was created effective January 1, 1994 for all employees who have completed six months of continuous service. The Company matches 50% of the first 2.5% of each employee's contribution. The Company's 401(k) Plan expense was approximately $19,000 and $10,000 for the six months ended June 30, 1997 and 1996, respectively, and $18,600, $12,000 and $7,350, respectively, for the years ended December 31, 1996, 1995 and 1994.

(8) Related-Party Transactions

     In the normal course of business, advances are made by and to the Company with affiliates. At June 30, 1997 and December 31, 1996 and 1995, the Company had a net payable of $2,712,528, $761,661 and $465,358, respectively, due to affiliates. Such transactions are made on substantially the same terms and conditions, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated third-parties.

(9) Financial Instruments With Off-Balance Sheet Risk and Concentrations of Credit Risk

     In the normal course of the Company's business, there are various financial instruments which are appropriately not recorded in the financial statements. The Company's risk of accounting loss, due to the credit risks and market risks associated with these off-balance sheet instruments, varies with the type of financial instrument and principal amounts, and are not necessarily indicative of the degree of exposure involved. Credit risk represents the possibility of a loss occurring from the failure of another party to perform in accordance with the terms of a contract. Market risk represents the possibility that future changes in market prices may make a financial instrument less valuable or more onerous.

     In the ordinary course of business, the Company had issued commitments to borrowers to fund approximately $42,350,000 and $16,500,000, respectively, of mortgage loans at June 30, 1997 and December 31, 1996. Of these commitments to fund, $10,309,000 and $3,748,000, respectively, relate to commitments to fund at locked-in rates and $32,041,000 and $12,752,000, respectively, relate to commitments to fund at floating rates at June 30, 1997 and December 31, 1996.

     In the normal course of its mortgage banking activities, the Company enters into optional commitments to sell the mortgage loans that it originates. The Company commits to sell the loans at specified prices in future

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(9) Financial Instruments With Off-Balance Sheet Risk and Concentrations of Credit Risk -- (Continued)

periods, generally ranging from 30 to 120 days from date of commitment directly to permanent investors. Market risk is associated with these financial instruments which results from movements in interest rates and is reflected by gains or losses on the sale of the mortgage loans determined by the difference between the price of the loans and the price guaranteed in the commitment.

     The Company may be exposed to a concentration of credit risk from a regional economic standpoint as loans were primarily originated in the New York Metropolitan area.


(10) Disclosures About Fair Value of Financial Instruments

     SFASNo.107, "Disclosures About Fair Value of Financial Instruments", requires the Company to disclose the fair value of its on-and off-balance sheet financial instruments. A financial instrument is defined in SFAS No.107 as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. SFAS No.107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

     The following table represents the carrying amounts and fair values of the Company's financial instruments as of the dates indicated:

                                             June 30, 1997             December 31, 1996          December 31, 1995
                                      ---------------------------  --------------------------  ------------------------
                                        Carrying      Estimated      Carrying     Estimated     Carrying     Estimated
                                         amount       fair value      amount      fair value     amount      fair value
                                      -------------  ------------  ------------  ------------  -----------  -----------
Financial assets:
 Cash and cash equivalents    ......   $   635,434       635,434       409,788       409,788      399,957      399,957
 Securities available-for-sale   ...       192,000       192,000        75,000        75,000      354,495      354,495
 Mortgage loans held for sale, net      33,766,460    33,766,460    12,712,737    12,712,737    6,893,802    6,893,802
 Mortgage loans held for investment.       115,783       115,783       138,052       138,052      140,292      140,292
 Accrued interest receivable  ......        81,994        81,994        53,161        53,161       10,114       10,114
Financial liabilities:
 Notes payable-warehouse   .........    39,364,496    39,364,496    13,923,063    13,923,063    6,476,359    6,476,359
 Notes payable-shareholder    ......       293,163       293,163       275,000       275,000           --           --
 Due to affiliates   ...............     2,712,528     2,712,528       761,661       761,661      465,358      465,358

     The carrying amounts in the table are included in the consolidated balance sheets under the indicated captions.

     The following summarizes the major methods and assumptions used in estimating the fair values of the financial instruments:


Financial Assets

     Cash and cash equivalents -- The carrying amounts for cash and cash equivalents approximate fair value as they mature in 90 days or less and do not present unanticipated credit concerns.

     Securities available-for-sale -- Fair value is estimated based on current market prices, if available, and on estimates made by management.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(10) Disclosures About Fair Value of Financial Instruments  -- (Continued)

     Mortgage loans held for sale, net -- Fair value is estimated based on current prices established in the secondary market or, for those loans committed to be sold, based upon the price established in the commitment.

     Mortgage loans held for investment -- Fair value is based on management's analysis of estimated cash flows discounted at rates commensurate with the credit risk involved.

     Accrued Interest Receivable -- The fair value of the accrued interest receivable balance is estimated to be the carrying value.


Financial Liabilities

     Notes payable-warehouse -- The fair value of the notes payable is based on discounting the anticipated cash flows using rates which approximate the rates offered for borrowings with similar terms.

     Notes payable-shareholder -- The fair value of the notes payable-shareholder is estimated by management to be the carrying value.

     Due to affiliates -- The fair value of the due to affiliates balance is estimated to be the carrying value.

     Limitations -- SFAS No.107 requires disclosures of the estimated fair value of financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument nor the resultant tax ramifications or transaction costs. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


(11) Contingencies

Employment Agreements

     The Company entered into employment agreements during 1996 and 1997 with four employees which provided for additional compensation to be earned over a one or two year term. The additional compensation must be repaid by the employee in the event that the employee is terminated prior to the one or two year term.


Litigation

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the Company will not be affected materially by the outcome of such proceedings.


(12) Subsequent Events

     In July 1997, the Company entered into a commitment to deliver approximately $20,000,000 of BCD loans to one investor by September 30, 1997.

     On July 17, 1997, the Company amended its warehouse line of credit. The amendment provides for a $15,000,000 line of credit with PNC Mortgage Bank and a $15,000,000 line of credit with LaSalle Bank. PNC Mortgage Bank is currently the collateral and administrative agent for the Company's warehouse facility. This increase includes a residential rehabilitation/repurchase subline which totals $5,000,000.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(12) Subsequent Events  -- (Continued)

     On August 25, 1997, the Company subordinated $1,000,000 of its "due to affiliates" to its warehouse line of credit.

     On September 24, 1997, the Company amended one of its operating leases to include additional office space. This amendment increases the total future minimum rental payments required as disclosed in note 6 by approximately $229,000.

     The shareholders of Premier Mortgage Corporation intend to exchange all of their outstanding shares of common stock of Premier Mortgage Corporation for 2,500,000 shares of PMCC Financial Corp., a newly formed Delaware holding company. Following the exchange of shares, PMCC Financial Corp. is contemplating an initial public offering of 1,250,000 shares of its common stock.

     Prior to the exchange, the Company will declare a distribution to the existing shareholders in an amount equal to a portion of its undistributed S corporation earnings that will result in the Company's shareholders' equity equaling $1.7 million at the date of the initial public offering. Such distributions will be payable as follows: (i) $1 million will be payable out of the proceeds of the initial public offering, and (ii) the balance will be payable in a promissory note bearing an interest rate of 10% per annum, payable in five equal quarterly installments of principal and interest, with the final payment due on April 1, 1999.

     In April 1997, the Company adopted and its Board of Directors ratified a qualified stock option plan which allows certain personnel employed by the Company to be given an opportunity to acquire a stake in the growth of the Company via the granting of stock options. As of June 30, 1997, options to purchase 18.75 common shares were granted at an exercise price of $120,000 per share. To date, no such options were exercised. Upon the exchange of shares discussed in the second preceding paragraph, the Company intends to exchange the outstanding options for options to purchase 375,000 common shares of PMCC Financial Corp. at an exercise price of $6 per share.

     In contemplation of the initial public offering, upon the exchange of shares, the Company will terminate its S corporation status. As a result, PMCC Financial Corp. and the Company will be fully subject to federal and state income taxes (see also note 13).

(13) Unaudited Pro Forma Information

     The pro forma financial information has been presented to show what the significant effects on the historical financial position might have been had the distribution of previously undistributed S corporation earnings and the termination of the Company's S corporation status occurred as of June 30, 1997, in contemplation of the exchange of shares described in note 12, and to show what the significant effects on the historical results of operations might have been had the Company not been treated as an S corporation for income tax purposes as of the beginning of the earliest period presented.

     Pro forma net income and pro forma balance sheet - pro forma net income represents the results of operations adjusted to reflect the Company's income tax status as a C corporation, using a pro forma income tax rate of 42.1%, 40.0% and 28.9% for the years ended December 31, 1996, 1995 and 1994, respectively, and 41.5% and 42.2% for the six months ended June 30, 1997 and 1996, respectively. The pro forma balance represents the balance sheet as of June 30, 1997 adjusted to give effect to (i) the establishment of a $919,303 distribution payable for previously undistributed S corporation earnings which are intended to be distributed, and (ii) the establishment of $150,000 of deferred tax liabilities that would have been recorded had the Company's S corporation status been terminated as of June 30, 1997. The amounts of the distribution payable and deferred tax liability to be recorded will be dependent upon the amount of undistributed S corporation earnings and upon the temporary differences between tax and book accounting existing, respectively, at the date of termination of the Company's S corporation status. The principal components of the Company's net deferred tax liabilities relate to the recognition of income on the cash basis for tax purposes.

                 PREMIER MORTGAGE CORPORATION AND SUBSIDIARIES

               December 31, 1996, 1995 and 1994 and (unaudited)
                            June 30, 1997 and 1996

(13) Unaudited Pro Forma Information  -- (Continued)

     Pro forma net income per share has been computed by dividing pro forma net income by the 2,500,000 shares of common stock of PMCC Financial Corp. to be received in exchange for the Company's shares adjusted for periods after April 1997 for common stock equivalents.

     The accompanying pro forma balance sheet at June 30, 1997 does not reflect the sale of shares in the initial public offering.

===============================================================================
       No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                     -----------------------------------

                               TABLE OF CONTENTS



                                             Page
                                           ---------
Prospectus Summary .....................       3
Risk Factors ...........................       7
Use of Proceeds ........................      16
Dividend Policy ........................      16
Dilution  ..............................      17
Capitalization  ........................      18
Selected Financial Data  ...............      19
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations   ........................      21
Business  ..............................      26
Management   ...........................      37
Certain Relationships and Related Party
   Transactions ........................      42
Principal Stockholders   ...............      44
Description of Securities   ............      44
Shares Eligible for Future Sale   ......      46
Underwriting ...........................      47
Legal Matters   ........................      48
Experts   ..............................      49
Available Information ..................      49
Index to Financial Statements  .........      F-1

       Until    , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters with respect to their unsold allotments or subscriptions.

===============================================================================

===============================================================================



                               1,250,000 Shares











                                      PMCC
                                FINANCIAL CORP.





                                  Common Stock





                               ----------------
                                  Prospectus
                               ----------------



                              COLEMAN AND COMPANY
                               SECURITIES, INC.










                             _____________ , 1997



===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and the Representative's non-accountable expense allowance. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the AMEX filing fee.

                                                       Total
                                                   -----------
SEC registration fee  ..........................   $ 3,848.53
AMEX listing fee   .............................
AMEX filing fee ................................
NASDR Fee ......................................
Blue Sky fees and expenses  ....................
Printing and engraving expenses   ..............
Legal fees and expenses  .......................
Accounting fees and expenses   .................
Transfer agent and registrar fee  ..............
Miscellaneous   ................................
                                                 ---------------
   Total  ......................................
                                                 ===============

Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a directors (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the Company' By-Laws, any agreement, vote of shareholders or otherwise.

     The Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the applicable provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

    *1.1      Form of Underwriting Agreement

    *3.1      Form of Certificate of Incorporation

    *3.2      Form of By-Laws

    *4.1      Form of Common Stock Certificate

    *4.2      Form of Representative's Warrant

    *5.1      Opinion and Consent of Ruskin, Moscou, Evans & Faltischek, P.C.

   *10.1      1997 Stock Option Plan

   *10.2      Premier Stock Option Plan

   *10.3      Form of Employment Agreement between the Company and Ronald Friedman

   *10.4      Form of Employment Agreement between the Company and Robert Friedman

   *10.5      Form of Contribution Agreement

   *10.6      Form of Tax Agreement

   *10.7      Form of Indemnity Agreement

    10.8      Warehousing Credit and Security Agreement and Notes, dated June 17, 1997, by and among
              Premier Mortgage Corp. and RF Properties, PNC Mortgage Bank, N.A. and LaSalle National Bank

    10.9      Second Amendment to Warehouse Credit and Security Agreement and Notes, dated September 30,
              1997

    10.10     Mortgage Loan Purchase Agreement between Premier Mortgage Corp. and PNC Mortgage
              Securities Corp.

   *10.11     Mortgage and Loan Agreement by and among RF Capital Corp., Min Capital Corp., and Hanover
              Hill Holsteins, Inc. and Premier Mortgage Corp.

   *10.12     Form of Contractors Agreement

   *10.13     Form of Stockholders Agreement

    21.1      Subsidiaries of Registrant

    23.1      Consent of KPMG Peat Marwick LLP

    23.2      Consent of Freeberg & Freeberg

   *23.4      Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included in Exhibit 5.1)

    24.1      Power of Attorney (included on signature page)

    27.1      Financial Statement Schedule

    99.1      Valuation and Qualifying Accounts Schedule (with consent)

------------
* to be filed by amendment

     Schedules other than the ones listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Undertakings

     A. Undertaking in Respect of Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Undertaking in Respect of Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issues.

     C. Undertaking with Respect to Rule 430A.

     The Company undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933 Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933 Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Roslyn Heights, New York, on October 24, 1997.


                                              PMCC FINANCIAL CORP.



                                              By: /s/ RONALD FRIEDMAN
                                                 ------------------------------
                                                 Ronald Friedman, President


     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Ronald Friedman and Robert Friedman with full power of substitution to execute in the name of such person and to file any Amendment or Post-Effective Amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Ronald Friedman and Robert Friedman with full power of substitution, attorney-in-fact to sign and to file any amendment and Post-Effective Amendment to this Registration Statement.

            Signature                                      Title                                Date
            ---------                                      -----                                ----
          /s/ Ronald Friedman                    President, Chief Executive Officer and    October 24, 1997
-----------------------------------              Director
             Ronald Friedman


         /s/  Robert Friedman                    Chief Operating Officer, Secretary,       October 24, 1997
-----------------------------------              Treasurer and Chairman of the
              Robert Friedman                    Board of Directors


        /s/ Timothy J. Mayette                   Chief Financial Officer                   October 24, 1997
-----------------------------------
            Timothy J. Mayette

                                EXHIBIT INDEX



  Exhibit
    No.                    Description                                                                 Page
  -------                  -----------                                                                 ----
    *1.1      Form of Underwriting Agreement

    *3.1      Form of Certificate of Incorporation

    *3.2      Form of By-Laws

    *4.1      Form of Common Stock Certificate

    *4.2      Form of Representative's Warrant

    *5.1      Opinion and Consent of Ruskin, Moscou, Evans & Faltischek, P.C.

   *10.1      1997 Stock Option Plan

   *10.2      Premier Stock Option Plan

   *10.3      Form of Employment Agreement between the Company and Ronald Friedman

   *10.4      Form of Employment Agreement between the Company and Robert Friedman

   *10.5      Form of Contribution Agreement

   *10.6      Form of Tax Agreement

   *10.7      Form of Indemnity Agreement

    10.8      Warehousing Credit and Security Agreement and Notes, dated June 17, 1997, by and among
              Premier Mortgage Corp. and RF Properties, PNC Mortgage Bank, N.A. and LaSalle National Bank

    10.9      Second Amendment to Warehouse Credit and Security Agreement and Notes, dated September 30,
              1997

    10.10     Mortgage Loan Purchase Agreement between Premier Mortgage Corp. and PNC Mortgage
              Securities Corp.

   *10.11     Mortgage and Loan Agreement by and among RF Capital Corp., Min Capital Corp., and Hanover
              Hill Holsteins, Inc. and Premier Mortgage Corp.

   *10.12     Form of Contractors Agreement

   *10.13     Form of Stockholders Agreement

    21.1      Subsidiaries of Registrant

    23.1      Consent of KPMG Peat Marwick LLP

    23.2      Consent of Freeberg & Freeberg

   *23.4      Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included in Exhibit 5.1)

    24.1      Power of Attorney (included on signature page)

    27.1      Financial Statement Schedule

    99.1      Valuation and Qualifying Accounts Schedule (with consent)

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* to be filed by amendment